Exhibit 2.1
ACQUISITION AGREEMENT
          This ACQUISITION AGREEMENT is made and entered into as of this 5th day of March, 2010, by and among Carrier to Carrier Telecom Holdings Limited, a limited liability company incorporated under the laws of Gibraltar with registered number 97853 (the “Seller”), Globecomm Systems Inc., a Delaware corporation (the “Buyer”), Globecomm Holdings B.V. (“GHBV”), a private limited liability company incorporated under the laws of the Netherlands, and Globecomm (BVI) Ltd (“GBVI”), a limited liability company incorporated under the laws of the British Virgin Islands (each of GHBV and GBVI being indirect wholly-owned subsidiaries of the Buyer and together referred to as the “Buyer Subsidiaries”). The Buyer and the Buyer Subsidiaries are from time to time collectively referred to herein as the “Buyer Parties.”
          WHEREAS, the Seller owns all right, title, and interest in 1,230,000 ordinary shares, nominal value €0.04 per share, of Carrier to Carrier Telecom B.V. (“C2C”), a private limited liability company incorporated under the laws of the Netherlands, which shares constitute all of the outstanding share capital of C2C (the “C2C Sale Shares”);
          WHEREAS, the Seller owns all right, title and interest in 300 ordinary shares, par value $1.00 per share, of Evolution Communications Limited (“Evocomm”), a company incorporated under the laws of the British Virgin Islands, which shares constitute all of the outstanding share capital of Evocomm;
          WHEREAS, Evocomm owns all right, title and interest in 120 ordinary shares, nominal value one Rand per share, of Evosat SA (Pty) Limited (“Evosat”), a private limited liability company incorporated under the laws of South Africa, which shares constitute all of the outstanding share capital of Evosat (the “Evosat Sale Shares”);
          WHEREAS, Evocomm owns all right, title and interest in 500 ordinary shares of Satcomms Ltd. (“Satcomms”), a limited liability company incorporated under the laws of the British Virgin Islands, which shares constitute fifty (50%) percent of the outstanding share capital of Satcomms (the “Satcomms Sale Shares”);
          WHEREAS, the Seller desires to sell, assign, grant, convey and transfer the C2C Sale Shares, and all right, title and interest therein, to GHBV, and GHBV desires to buy and acquire the C2C Sale Shares from the Seller, and all right, title and interest therein, in accordance with the terms and conditions of this Agreement;
          WHEREAS, simultaneously with the sale of the C2C Sale Shares, the Seller desires to procure the sale, assignment, grant, conveyance and transfer by Evocomm of the Evosat Sale Shares, and all right, title and interest therein, to GHBV, and GHBV desires to buy and acquire the Evosat Sale Shares from Evocomm, and all right, title and interest therein, in accordance with the terms and conditions of this Agreement; and
          WHEREAS, immediately following the consummation of the sale and purchase of the C2C Sale Shares and the Evosat Sale Shares in accordance with the terms and conditions of this Agreement, the Seller desires to procure the sale, assignment, grant, conveyance and transfer by Evocomm of the Evocomm Assets (as such term is defined in the Evocomm Asset Purchase Agreement) and which will include the Satcomms Sale Shares, but exclude the proceeds of the sale of the Evosat Sale Shares, and all right, title and interest therein, to GBVI, and GBVI desires to buy and acquire the Evocomm Assets, and all right, title and interest therein, in accordance with the terms under that certain Asset Purchase Agreement (the “Evocomm Asset Purchase Agreement”) to be entered into by and among, the Seller, Evocomm and GBVI as of the date of the Closing, in substantially the form attached as Exhibit B hereto;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending legally to be bound, agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth in this Article I:
          “Acquired Interests” has the meaning assigned to it in Section 2.2.
          “Adjusted Initial Purchase Price” has the meaning assigned to it in Section 3.2.1.
          “Affiliate” means, with respect to a specified Person, any other Person (i) which controls, is controlled by or is under common control with such specified Person or (ii) which beneficially owns 10% or more of the equity securities of such specified Person or (iii) of which such specified Person beneficially owns 10% or more of the equity securities. For purposes of the definition of Affiliate, the term “beneficially owns” means possesses, directly or indirectly, the power to vote (or direct the voting of) or dispose of (or direct the disposition of) an equity security. For purposes of the definition of Affiliate, the term “control” (including the terms “controls”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” means this Agreement and all Exhibits and Schedules annexed hereto, as the same may be amended, modified or supplemented from time to time.
          “Balance Sheet Date” has the meaning assigned to it in Section 4.6.
          “Balance Sheets” mean collectively (i) the Consolidated Balance Sheet of Evocomm prepared in accordance with IFRS and (ii) the balance sheet of C2C, prepared in accordance with Dutch Law as of December 31, 2009.
          “Business” means the business of any and all of the Seller Group Subsidiaries as conducted as of the date hereof and as of the Closing Date.
          “Buyer” has the meaning assigned to it in the preamble.
          “Buyer Indemnified Parties” has the meaning assigned to it in Section 9.2.
          “Buyer Parties” has the meaning assigned to it in the preamble.
          “Buyer Subsidiaries” has the meaning assigned to it in the preamble.
          “CEIPA” has the meaning assigned to it in Section 4.25.
          “Clients” has the meaning assigned to it in Section 4.11.

          “C2C” has the meaning assigned to it in the recitals.
          “C2C Sale Share Closing Payment” has the meaning assigned to it in Section 3.2.1(i).
          “C2C Sale Shares” has the meaning assigned to it in the recitals.
          “C2C Transfer Deed” means the notarial deed of transfer of the C2C Sale Shares substantially in the form as attached as Exhibit F hereto.
          “C2C Transfer Deed Closing” has the meaning assigned to in Section 3.1.
          “Closing” has the meaning assigned to it in Section 3.1.
          “Closing Balance Sheet” has the meaning assigned to it in Section 3.3.1(i).
          “Closing Date” has the meaning assigned to it in Section 3.1.
          “Closing Payment” has the meaning assigned to it in Section 3.2.1(iii).
          “Closing Statement” has the meaning assigned to it in Section 3.3.2.
          “Closing Working Capital Amount” has the meaning assigned to it in Section 3.3.1(i).
          “Closing Working Capital Statement” has the meaning assigned to it in Section 3.3.1(i).
          “Confidential Information” means all trade secrets, know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, plans and drawings and blue prints, whether tangible or intangible and whether or how stored, compiled, or memorialized physically, electronically, photographically, or otherwise, owned, used or licensed by the Seller Group Subsidiaries as licensee or licensor and that have been used or are used in or are material to the conduct of the Business.
          “Consolidated Balance Sheet” means the balance sheet for a company, in US Dollars, and including all the subsidiaries owned by or partially owned, at any level, by such company.
          “Contracts” means all agreements, contracts or undertakings, oral or written, to which any of the Seller Group Subsidiaries is a party or by which any of the Seller Group Subsidiaries is bound.
          “Controlled Technology” has the meaning assigned to it in Section 4.25.
          “Conveyance Documents” has the meaning assigned to it in Section 2.2.
          “Copyrights” has the meaning assigned to it in Section 4.14.1(i).
          “Deferred Compensation Plan” has the meaning assigned to it in Section 3.7.
          “Dispute Notice” has the meaning assigned to it in Section 3.3.2.
          “Dispute Resolution Period” has the meaning assigned to it in Section 3.5.
          “Disputed Amounts” has the meaning assigned to it in Section 3.5.

          “Dollars” or “$” means U.S. dollars.
          “Domain Names” has the meaning assigned to it in Section 4.14.1(iv).
          “Dutch Law” means in accordance with Part 9 of Book 2 of the Netherlands civil code.
          “EAR” has the meaning assigned to it in Section 4.25.
          “Earn Out Payment” has the meaning assigned to it in Section 3.4.1(ii).
          “Earn Out Dispute Notice” has the meaning assigned to it in Section 3.4.2.
          “Earn Out Escrow Account” has the meaning assigned to it in Section 3.6.1.
          “Earn Out Escrow Agreement” has the meaning assigned to it in Section 3.6.1.
          “EBITDA” means earnings before interest, taxes based on income, depreciation and amortization, calculated in accordance with Dutch Law and IFRS, as applicable based on the accounting method utilized for the Seller Group Subsidiaries at the time of acquisition, excluding all transactions with the Seller, less a corporate allocation fee of $45,000; provided, however, that if the consolidated capital expenditures of C2C and Evocomm Business in either the First Earn Out Measurement Period or the Second Earn Out Measurement Period shall exceed $650,000, unless otherwise consented to by the Buyer, the depreciation and amortization charges associated with such excess capital expenditures shall be deemed expenses for the purpose of calculating EBITDA for such Period; and provided further that any bonuses paid to the Managing Director of C2C in accordance with his employment agreement shall not be counted as expenses for the purposes of calculating EBITDA.
          “EBITDA Earn Out Notice” has the meaning assigned to it in Section 3.4.2.
          “GBVI” has the meaning assigned to it in the preamble.
          “Earn Out Escrow Agent” has the meaning assigned to it in Section 3.6.1.
          “Employee Benefit Plan” has the meaning assigned to it in Section 4.20.1.
          “Employees” has the meaning assigned to it in Section 4.19.1.
          “Employment Agreements” has the meaning assigned to it in Section 6.5.
          “Environmental Laws” has the meaning assigned to it in Section 4.22.
          “Environmental Liabilities” has the meaning assigned to it in Section 4.22.
          “Evosat” has the meaning assigned to it in the recitals.
          “Evosat Sale Share Closing Payment” has the meaning assigned to it in Section 3.2.1(iii).
          “Evosat Sale Shares” has the meaning assigned to it in the recitals.
          “Evocomm” has the meaning assigned to in the recitals.

          “Evocomm Asset Purchase Agreement” has the meaning assigned to it in the recitals.
          “Evocomm Assets Closing Payment” has the meaning assigned to it in Section 3.2.1(ii).
          “Evocomm Business” means the business comprising the Evocomm Assets, including but not limited to, the businesses of Evosat and Extrizone.
          “Extrizone” has the meaning assigned to it in Section 4.2.2.
          “Financial Statements” has the meaning assigned to it in Section 4.6.
          “First Earn Out Measurement Period” has the meaning assigned to it in Section 3.4.1(i).
          “First Tranche Earn Out Payment” has the meaning assigned to it in Section 3.4.1(i).
          “GHBV” has the meaning assigned to it in the preamble.
          “Governmental Body” means any governmental or regulatory body, agency, authority, commission, department, bureau, court, tribunal, public arbitrator or arbitral body, or political subdivision, whether federal, state, local or foreign.
          “Group Software” has the meaning assigned to it in Section 4.14.11.
          “GSI Stock Subscription Agreements” mean those certain stock subscription agreements, dated as of the Closing Date, to be entered into between the Buyer and each of Mrs. Christine Tayler and Paternoster Trading Ltd, respectively.
          “Hazardous Materials” has the meaning assigned to it in Section 4.22.
          “IFRS” means International Financial Reporting Standards, as adopted by the International Accounting Standards Board.
          “Indebtedness” means any and all consolidated short and long term obligations, contingent or otherwise, of C2C and Evocomm (including but not limited to all guarantees, bank debt, operating leases and capital leases), whether or not so classified as indebtedness in accordance with Dutch Law and IFRS, as applicable based on the accounting method utilized for the Seller Group Subsidiaries at the time of acquisition.
          “Indemnified Party” has the meaning assigned to it in Section 9.4.
          “Indemnifying Party” has the meaning assigned to it in Section 9.4.
          “Initial Earn Out Escrow Amount” has the meaning assigned to it in Section 3.6.1.
          “Initial Purchase Price” has the meaning assigned to it in Section 3.2.1.
          “Intellectual Property” has the meaning assigned to it in Section 4.14.1.
          “Inventions” has the meaning assigned to it in Section 4.14.1(vi).
          “IP Assignment Agreement” has the meaning assigned to it in Section 6.10.

          “IP Assignors” has the meaning assigned to it in Section 6.10.
          “ITAR” has the meaning assigned to it in Section 4.25.
          “Know How” has the meaning assigned to it in Section 4.14.1(vii).
          “Knowledge” means, when referring to the “Knowledge” of the Seller, or any similar phrase or qualification based on knowledge, the actual knowledge of Stephen J. H. Rodger, Pier du Plessis, Kees Jan Mink, Harry Tayler, Andrew Thompson, Jakob Hardlooper, Charl Heunis, and Carla VanWyk, or any of them, after due and reasonable inquiry, or knowledge that such individuals reasonably should have had by virtue of their respective positions in or relationship with the Business or the nature and size of the matter involved.
          “Laws” means, with respect to any Person, any foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees applicable to such Person.
          “License” has the meaning assigned to it in Section 4.14.3.
          “Liens” means, with respect to any asset of any Person, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
          “Loss” has the meaning assigned to it in Section 9.2.
          “Material Contracts” has the meaning assigned to it in Section 4.12.
          “Material Adverse Effect” means any material adverse effect on (i) the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business, or (ii) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis, except to the extent that such effect or development directly results from (a) changes in general economic conditions; or (b) changes affecting C2C’s or Evocomm’s industry generally.
          “Name Change Documents” has the meaning assigned to it in Section 6.4.
          “Neutral Firm” has the meaning assigned to it in Section 3.5.
          “Notarial Third Party Account” means the third party account of the Notary with ING Bank and with account number 67.26.44.428 in name of Derdengelden Notariaat DLA Piper (IBAN: NL30INGB0672644428).
          “Notary” means Mrs. M.Y.H.J. den Boer, civil law notary with DLA Piper Nederland N.V., or her substitute or successor in office.
          “Notary Letter” means the notary letter signed by the Seller and the Buyer Parties reflecting the fund flow of payments through the Notarial Third Party Account in relation to the transaction contemplated under this Agreement, as attached as Exhibit G hereto.
          “OECD Convention” has the meaning assigned to it in Section 4.24.
          “OFAC” has the meaning assigned to it in Section 4.25.
          “Patents” has the meaning assigned to it in Section 4.14.1(ii).

          “Permits” has the meaning assigned to it in Section 4.17.
          “Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s, materialmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect and (iii) Liens arising from zoning ordinances which are not material to the Business.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.
          “Pre-Closing Tax Period” has the meaning assigned to it in Section 7.1.
          “Proceeding” means any claim, action, suit, investigation, arbitration, litigation or other proceeding.
          “Providing Party” has the meaning assigned to it in Section 6.8.
          “Related Documents” means, collectively, all agreements, instruments and other documents described herein or related hereto, including, without limitation, the C2C Transfer Deed, the Evocomm Asset Purchase Agreement, the Conveyance Documents, the Employment Agreements, the Escrow Agreement, the Earn Out Escrow Agreement, the IP Assignment Agreements and the GSI Stock Subscription Agreements.
          “Representations and Warranties Escrow Account” has the meaning assigned to it in Section 3.2.1(v).
          “Representations and Warranties Escrow Agent” has the meaning assigned to it in Section 3.2.1(v).
          “Representations and Warranties Escrow Agreement” has the meaning assigned to it in Section 3.2.1(v).
          “Representations and Warranties Escrow Amount” has the meaning assigned to it in Section 3.2.1(v).
          “Requesting Party” has the meaning assigned to it in Section 6.8.
          “Required Consents” has the meaning assigned to it in Section 4.5.
          “Satcomms” has the meaning assigned to it in the recitals.
          “Satcomms Sale Shares” has the meaning assigned to it in the recitals.
          “Second Earn Out Measurement Period” has the meaning assigned to it in Section 3.4.1(ii).
          “Second Tranche Earn Out Payment” has the meaning assigned to it in Section 3.4.1(ii).
          “Seller” has the meaning assigned to it in the preamble.

          “Seller Group Subsidiaries” has the meaning assigned to it in Section 4.2.2.
          “Seller Indemnified Parties” has the meaning assigned to it in Section 9.3.
          “Software” has the meaning assigned to it in Section 4.14.1(viii).
          “Straddle Period” has the meaning assigned to it in Section 7.1.
          “Subsidiary Share Capital” has the meaning assigned to it in Section 4.3.
          “Tax” or “Taxes” means (i) any and all national, foreign, state or local taxes, charges, imposts, levies or other assessments including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Body, including without limiting the generality of the foregoing, all capital gains taxes, dividend taxes, secondary taxes on companies, income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, unclaimed property taxes or fees, estimated taxes and other obligations of the same or of a similar nature to any of the foregoing and national, state and local telecommunications fees and levies (which include but are not limited to universal service contributions, telecommunications relay service fees, local number portability fees and other regulatory fees), (ii) liability for such items described in clause (i) that is imposed by reason of being a member of an affiliated, unitary or combined group or any similar relationship and (iii) liability for any such items described in clause (i) imposed on any transferee, successor, by contract or otherwise, and in connection with all of the foregoing, all penalties and interest payable as a consequence of any failure or delay in paying any Taxes.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Trade Secrets” has the meaning assigned to it in Section 4.14.1(v).
          “Trademarks” has the meaning assigned to it in Section 4.14.1(iii).
          “UN Convention” has the meaning assigned to it in Section 4.24.
          “Working Capital Amount” means (i) the sum of current assets minus (ii) the sum of current liabilities, determined in accordance with Dutch Law and IFRS, as applicable based on the accounting method utilized for the Seller Group Subsidiaries at the time of acquisition, excluding from such calculation all related party transactions.
          1.2 Common Words. The following words shall be interpreted as designated: (i) “or” connotes any combination of all or any of the items listed; (ii) where “including” is used to refer to an example or begins a list of items, such example or items shall not be exclusive; (iii) “specified” requires that an express statement is contained in the relevant document; (iv) the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement and Section; and (v) and references to schedule(s) or exhibit(s) are to schedule(s) and exhibit(s) to this Agreement unless otherwise specified in the relevant reference.

TABLE OF SCHEDULES AND EXHIBITS

Schedule	Description
A-1	Employees receiving restricted shares under the Buyer’s 2006 Stock Incentive Plan
A-2	Employees receiving Deferred Compensation payments
3.3.1(i)	Estimated Working Capital Amount
4.1	Offices
4.2	C2C’s and Evocomm’s equity interests in Persons
4.3	Subsidiary Share Capital
4.5	Required Consents
4.6	Financial Statements
4.8	Undisclosed Liabilities
4.10(a)	Contracts Outside the Ordinary Course of Business
4.10(b)	Changes in Business Operations
4.11(a)	Clients & Revenues
4.11(b)	Rebates, Discounts or Allowances
4.11(c)	Client Relationships
4.11(d)	Pre-billed fees
4.12	Material Contracts
4.14.2	Trademarks
4.14.3	Licenses
4.14.4	IP Assignments not Received
4.14.5	Misuse of Intellectual Property
4.14.10	Trade Secrets and Confidential Information
4.14.11	Group Software
4.14.14	Third Party Payments
4.14.15	Security Breaches
4.17	Permits
4.18(a)	Properties
4.18(b)	Addresses of C2C and Evocomm
4.18(c)	Locations of Inventory
4.19.1(i)	Seller Group Subsidiaries’ Employees
4.19.1(ii)	Seller Group Subsidiaries’ Independent Contractors
4.19.3	Employment-Related Claims
4.19.7	Employment Contracts
4.20	Employee Benefit Plans
4.22	Environmental Matters
4.23	Insurance Policies
4.26	Bank Accounts
4.27	Brokers and Finders — Seller
4.28	Disclosures
5.4	Consents and Approvals
5.5	Brokers and Finders — Buyer Parties
6.5	Employment Agreements
6.10	IP Assignors
8.2.9	Customers

Annex	Description
A	Master Earn Out Calculation

Exhibit	Description
A	Evocomm Asset Purchase Agreement
B	Representations and Warranties Escrow Agreement
C	Earn Out Escrow Agreement
D	Form of General Release
E	C2C Transfer Deed
F	Notary Letter
ARTICLE II
PURCHASE AND SALE OF ACQUIRED INTERESTS
          2.1 Purchase and Sale of C2C Sale Shares, Evosat Sale Shares and Evocomm Assets. Subject to and upon the terms and conditions hereinafter set forth, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, (a) the Seller hereby:
                    (i) sells, assigns, transfers and delivers to GHBV all of the C2C Sale Shares, free and clear of all Liens and with all rights attached thereto;
                    (ii) agrees to procure the sale, assignment, transfer and delivery by Evocomm to GHBV all of the Evosat Sale Shares, free and clear of all Liens and with all rights attached thereto;
                    (iii) agrees to procure the sale, assignment, transfer and delivery by Evocomm to GBVI all of the Evcomm Assets, free and clear of all Liens and with all rights attached thereto; and
          (b) the Buyer Parties hereby purchase the C2C Sale Shares, Evosat Sale Shares and Evocomm Assets.
          2.2 Conveyance Documents. On the Closing Date, the Seller shall deliver to the Buyer Parties all documents (collectively, the “Conveyance Documents”) required in respect of the conveyance of the C2C Sale Shares, Evosat Sale Shares and the Evocomm Assets (collectively, the “Acquired Interests”) including:
                    (i) a copy of the C2C Transfer Deed which in accordance with Section 3.1 hereof shall be duly executed following the execution of all documents necessary to transfer the Evocomm Business, the C2C Sale Shares and the Evosat Sale Shares, respectively;
                    (ii) a duly executed transfer form in favor of GHBV in respect of the Evosat Sale Shares, together with the relevant share certificates;

                    (iii) copies of the written resolutions of the directors of C2C, duly certified as true copies by a director of C2C, under which the board of directors has approved (on such terms as the Buyer may approve) the transfer of the C2C Sale Shares to GHBV;
                    (iv) copies of the written resolutions of the directors of Evocomm and Evosat, duly certified as true copies by a director of each of Evocomm and Evosat, under which each board of directors (and in the case of Evocomm in its capacity as the sole shareholder of Evosat) has approved (on such terms as the Buyer may approve), the transfer of the Evosat Sale Shares to GHBV;
                    (v) executed resignation letters of the directors of C2C and Evosat, respectively, in a form and on terms acceptable to the Buyer;
                    (vi) such waivers, consents or other documents required (if any) to vest in GHBV the full legal and beneficial ownership of the C2C Sale Shares and Evocomm Sale Shares with all rights attached to them and to enable GHBV to be registered as the holder of the C2C Sale Shares and Evocomm Sale Shares;
                    (viii) a duly executed copy of the Evocomm Asset Purchase Agreement, together with all other documents referred to therein and deliverable thereunder;
                    (ix) duly executed copies of the letters of resignation of the auditors of C2C, Evosat and Extrizone, and of the public officers of Evosat and Extrizone; and
                    (x) a duly executed letter from Evocomm to the Buyer Parties, in a form satisfactory to the Buyer, directing that any and all amounts that may become due and payable to Evocomm from the Representations and Warranties Escrow Account, together with any Earn Out Payments that may become due and payable to Evocomm, shall be made to the Seller in full satisfaction of the obligation of the Buyer Parties to make any such payments to Evocomm.
ARTICLE III
CLOSING; PURCHASE PRICE AND OTHER MATTERS
          3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated pursuant to this Agreement and the Related Documents (unless specified to the contrary therein) (the “Closing”) shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, except for the execution of the C2C Transfer Deed (the “C2C Transfer Deed Closing”) which shall be held at the offices of DLA Piper Nederland N.V., Amstelveenseweg 638, 1081 JJ Amsterdam, the Netherlands, on the third (3rd) business day following the satisfaction of the last condition set forth in Article VIII hereof, or such other date and time to be mutually agreed upon by the Seller and the Buyer Parties (the “Closing Date”); provided, that, in all cases the Closing shall take immediately prior to the C2C Transfer Deed Closing. Notwithstanding the actual Closing Date, the parties hereto agree that the transactions contemplated by this Agreement and the Related Documents shall be given economic effect as of February 28, 2010.
          3.2 Purchase Price, Adjustments and Escrow Releases.
     3.2.1 Purchase Price and Adjustments. Subject to the terms and conditions of Section 3.3, the initial purchase price of the Acquired Interests shall consist of an amount of fifteen million dollars ($15,000,000) (the “Initial Purchase Price”), of which:

          (i) nine million thirteen thousand nine hundred eighteen dollars ($9,013,918) shall be payable on the Closing Date by GHBV to the Seller by wire transfer of immediately available funds from the Notarial Third Party Account (such amount being herein referred to as the “C2C Sale Share Closing Payment”);
          (ii) three million fifty thousand three hundred ninety eight dollars ($3,050,398) shall be payable on the Closing Date by GBVI to Evocomm by wire transfer of immediately available funds from the Notarial Third Party Account (such amount being herein referred to as the “Evocomm Assets Closing Payment”);
          (iii) three hundred one thousand six hundred eighty eight dollars ($301,688) shall be payable on the Closing Date by GHBV to Evocomm by wire transfer of immediately available funds from the Notarial Third Party Account (such amount being herein referred to as the “Evosat Sale Share Closing Payment”, and the Evosat Sale Share Closing Payment, together with the Evocomm Assets Closing Payment and the C2C Sale Share Closing Payment being collectively referred to as the “Closing Payment”);
          (iv) three hundred eighty three thousand nine hundred ninety nine dollars ($383,996) shall be payable on the Closing by the Seller to C2C by wire transfer of immediately available funds from the Notarial Third Party Account in respect of outstanding debt owed by the Seller to C2C; and
          (v) two million two hundred fifty thousand ($2,250,000) dollars (the “Representations and Warranties Escrow Amount”) shall be deposited in an escrow account (the “Representations and Warranties Escrow Account”) with Triay Stagnetto Neish (Barristers and Solicitors), as escrow agent (the “Representations and Warranties Escrow Agent”) pursuant to the escrow agreement, dated the Closing Date, attached as Exhibit C hereto (the “Representations and Warranties Escrow Agreement”) to secure the indemnification obligations of the Seller to the Buyer Parties for any breach of representations, warranties and covenants under this Agreement and the transactions contemplated hereunder.
          The Initial Purchase Price shall be subject to reduction in accordance with Section 3.3, which reduction, if any, shall be applied against the C2C Sale Share Closing Payment, Evocomm Assets Closing Payment and/or Evosat Sale Share Closing Payment, as applicable. The final Initial Purchase Price after any reduction required by Section 3.3 shall be the “Adjusted Initial Purchase Price”. The Notary shall transfer all payments made out of the Notarial Third Party Account in accordance with this Section 3.2.1 and as more fully set forth in the Notary Letter.
               3.2.2 Escrow Releases. As more fully set forth in the Representations and Warranties Escrow Agreement, on the third Business Day falling nine (9) months from the Closing Date, fifty (50%) percent of the amount remaining in the Representations and Warranties Escrow Account that is not subject to good faith claims will be released to the Seller. On the third Business Day falling eighteen (18) months from the Closing Date the remaining balance of the Representations and Warranties Escrow Amount that is not subject to good faith claims will be released to the Seller.

          3.3 Adjustment to Initial Purchase Price.
               3.3.1 Working Capital Adjustment.
                    (i) Within seventy-five (75) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement setting forth its calculation of the Working Capital Amount as of the Closing (the “Closing Working Capital Amount”), which statement shall contain a Consolidated Balance Sheet of C2C and Evocomm as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Balance Sheet”), a calculation of the Working Capital Amount (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of the Buyer that the Closing Balance Sheet and the Closing Working Capital Statement was prepared in accordance with Dutch Law and IFRS, as applicable based on the accounting method utilized for the Seller Group Subsidiaries at the time of acquisition, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the consolidated financial statements of C2C and Evocomm to be filed by the Buyer with the Securities and Exchange Commission for the fiscal year ended December 31, 2009, as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end. The calculation of the Closing Working Capital Statement shall be made in a manner consistent with the calculation of the estimated Working Capital Amount set forth in Schedule 3.3.1(i) hereto.
                    (ii) A post-Closing reduction to the Initial Purchase Price shall be made to the extent that the Closing Working Capital Amount is less than eight hundred seventy two thousand dollars ($872,000).
               3.3.2 Review by the Seller. After receipt of the Closing Balance Sheet and Closing Working Capital Statement (collectively, the “Closing Statement”), the Seller shall have thirty (30) days to review the Closing Statement. During such thirty (30) day period, the Seller and its representatives shall be permitted reasonable access to books and records of C2C and Evocomm related to the preparation of the Closing Statement. Unless the Seller delivers written notice to the Buyer on or prior to the thirtieth (30th) day after the Seller’s receipt of the Closing Statement specifying in reasonable detail all items disputed by the Seller in good faith and the basis therefor, and the Seller’s determination of the adjustment to the Initial Purchase Price (a “Dispute Notice”), the Seller shall be deemed to have accepted and agreed to the Closing Statement and the Buyer’s determination of the adjustments to the Initial Purchase Price. Any dispute will be resolved in accordance the procedures set forth in Section 3.5.
               3.3.3 Payment of Initial Purchase Price Adjustment. Within ten (10) days of the earlier to occur of (i) the Seller’s acceptance of and agreement with the Closing Statement pursuant to Section 3.3.2 and (ii) resolution of a dispute pursuant to Section 3.5 with respect to the Closing Statement the Seller shall pay an amount equal to any reduction to the Initial Purchase Price by wire transfer of immediately available funds to an account designated by the Buyer in writing in advance of payment.
          3.4 Earn Out Consideration; Conditions. In addition to the Initial Purchase Price payable to the Seller pursuant to Section 3.2, the Buyer shall also pay to the Seller, as additional consideration for the Acquired Interests, a cash payment or payments in an amount or amounts, and pursuant to the terms, set forth in this Section 3.4.
               3.4.1 EBITDA Targets. The Seller shall be entitled to receive from the Buyer cash amounts as follows:
                    (i) A cash amount of up to five million four hundred and fifty thousand dollars ($5,450,000) (“First Tranche Earn Out Payment”) the exact amount of which is to be determined in accordance with the targets set forth in Annex A hereto on the basis of C2C and the Evocomm Business achieving the consolidated EBITDA targets set forth in Annex A during the first twelve (12) full calendar months commencing on March 1, 2010 (the “First Earn Out Measurement Period”); and
                    (ii) A cash amount of up to five million four hundred and fifty thousand dollars ($5,450,000) (“Second Tranche Earn Out Payment”, the Second Tranche Earn Out Payment and the First Tranche Earn Out Payment, each an “Earn Out Payment”) the exact amount of which is to be determined in accordance with the targets set forth in Annex A hereto on the basis of C2C and the Evocomm Business achieving the consolidated EBITDA targets set forth in Annex A during the twelve (12) full calendar months commencing on March 1, 2011 (the “Second Earn Out Measurement Period”).
               3.4.2 EBITDA; Determination. For the purposes of Section 3.4.1 the calculation of EBITDA shall be determined by the Buyer Subsidiaries’ management team and approved by the Buyer at quarterly intervals commencing on the last Business Day of the first three months of the First Earn Out Measurement Period and ending on the last Business Day of the last month of the Second Earn Out Measurement Period. No later than forty-five (45) days after the end of each quarterly period, the Buyer shall deliver a notice to the Seller (each such notice an “EBITDA Earn Out Notice”) specifying the cumulative EBITDA amount for the applicable portion of the respective twelve (12) calendar month period. The Seller shall have thirty (30) days to review the EBITDA Earn Out Notice and provide the Buyer with notice of any dispute the Seller may have with the calculation of the EBITDA for the calendar quarter set forth therein. The Buyer Parties shall provide the Seller with reasonable access to books and records of the Buyer Subsidiaries and shall cooperate with the Seller during its review of the EBITDA Earn Out Notice. In the event that the Seller shall dispute the Buyer’s calculation of EBITDA contained in an EBITDA Earn Out Notice, the Buyer and the Seller shall settle any such dispute in accordance with the procedures set forth in Section 3.5. Unless the Seller delivers written notice to the Buyer on or prior to the thirtieth (30th) day after the Seller’s receipt of an EBITDA Earn Out Notice specifying in reasonable detail all items disputed by the Seller in good faith and the basis therefor (an “Earn Out Dispute Notice”), the Seller shall be deemed to have accepted and agreed to the EBITDA amount specified in such EBITDA Earn Out Notice.
               3.4.3 Earn Out Payment. No later than ten (10) days following the final determination of the EBITDA calculation for the applicable Earn Out Measurement Period, the Buyer shall pay to the Seller, to the extent earned, the applicable Earn Out Payment.
          3.5 Dispute. If the Seller timely provides a Dispute Notice or an Earn Out Dispute Notice to the Buyer, the representatives of the Buyer and the Seller shall, within thirty (30) days following the date of the Dispute Notice or Earn Out Dispute Notice (the “Dispute Resolution Period”), attempt in good faith to resolve their differences, and any resolution by them that is agreed by the parties in writing shall be final, binding and conclusive. In connection with any such dispute, each party will cooperate with the other party to attempt to resolve such dispute including providing reasonable access to such other parties personnel, books and records, material and other information reasonably requested for making determinations as to the dispute and related computations. If at the conclusion of the Dispute Resolution Period there are amounts still remaining in dispute (“Disputed Amounts”), then all amounts remaining in dispute shall be submitted for resolution to a recognizable, reputable and impartial certified public accounting firm that is mutually acceptable to the Buyer and the Seller (the “Neutral Firm”). If the Buyer and the Seller cannot agree upon a Neutral Firm within ten (10) days, a mediator selected by the International Arbitration Association in London at the request of the parties shall choose a recognized, reputable, and impartial certified public accounting firm to act as the Neutral Firm. The Neutral Firm shall promptly resolve the amounts remaining in dispute between the parties and shall deliver its determination of the amounts remaining in dispute, including a determination of any adjustment to the Initial Purchase Price related thereto, in writing to the Buyer and the Seller, which determination shall be final, binding and conclusive. The fees and expenses of the Neutral Firm shall be borne by the Buyer and the Seller pro rata, such that the Buyer shall be responsible for a percentage of such fees and expenses that is equal to the percentage of the Disputed Amounts that the Neutral Firm determines should not cause a reduction to the Initial Purchase Price or should cause a decrease in the amounts payable pursuant to Section 3.4, as the case may be, and the Seller shall be responsible for a percentage of such fees and expenses that is equal to the percentage of the Disputed Amounts that the Neutral Firm determines should cause a reduction to the Initial Purchase Price or should cause an increase in the amounts payable pursuant to Section 3.4, as the case may be.
          3.6 Earn Out Consideration; Escrow.
               3.6.1 Subject to the terms and conditions hereof, as soon as reasonably practicable following the Closing, the Buyer shall deposit five million dollars ($5,000,000) (the “Initial Earn Out Escrow Amount”) in an escrow account (the “Earn Out Escrow Account”) with Wilmington Trust Company as escrow agent (the “Earn Out Escrow Agent”) pursuant to the escrow agreement, dated the Closing Date, attached as Exhibit D hereto (the “Earn Out Escrow Agreement”) to secure in part the obligation of the Buyer to pay to the Seller the additional consideration for the Acquired Interests in accordance with Section 3.4. In the event the Buyer fails to make any Earn Out Payment in accordance with Section 3.4.3, the Seller shall, in accordance with the terms of the Earn Out Escrow Agreement, have the right to receive the Earn Out Payment from the Earn Out Escrow Account.
               3.6.2 If any or all of the First Tranche Earn Out Payment has been released to the Seller from the Earn Out Escrow Account pursuant to terms of the Earn Out Escrow Agreement, the Buyer shall deposit an additional amount of cash in the Earn Out Escrow Account within ten (10) days of the First Tranche Earn Out Payment being released to the Seller, so that the amount of cash held in the Earn Out Escrow Account at such time shall be no less than the Initial Earn Out Escrow Amount.
               3.6.3 Any remaining amount in the Earn Out Escrow Account that the Seller is not entitled to receive following the final determination of the calculation of the EBITDA targets of C2C and the Evocomm Business for the Second Earn Out Measurement Period shall be released to the Buyer.
          3.7 Deferred Compensation. At Closing, the Buyer shall:
               (i) grant to those Employees listed on Schedule A-1 attached hereto that number of the Buyer’s restricted shares in accordance with the Buyer’s 2006 Stock Incentive Plan as set forth opposite each such Employee’s name on such schedule; and
               (ii) provide cash deferred compensation payments to those Employees listed on Schedule A-2 attached hereto on such dates and in such amounts as set forth opposite each such Employee’s name on such schedule;
               provided, that, in the case of the foregoing clause (ii) an Employee shall only be entitled to receive such cash deferred compensation payments to the extent that such Employee remains in the employment of the Evocomm Business on the applicable dates for payment of such deferred compensation as set forth on Schedule A-2.
          3.8 Withholding Taxes. The Buyer Parties shall be entitled to deduct and withhold from the consideration otherwise payable to the Seller such amounts as they are required to deduct and withhold with respect to the payment of such consideration under any provision of applicable Laws. If the Buyer Parties so deduct and withhold amounts from amounts otherwise payable to the Seller, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

          3.9 Further Assurances. Subject to the terms and conditions hereof, at and from time to time following the date hereof the parties severally shall, and shall cause their respective Affiliates, shareholders, directors, officers, employees, consultants, agents and representatives to, execute, deliver, file and record any and all agreements, instruments, certificates or other documents and take such other actions as may be reasonably necessary to consummate or implement expeditiously the transactions contemplated by this Agreement. At and from time to time following the Closing, the Seller shall, and shall cause its Affiliates, shareholders, directors, officers, employees, consultants, agents and representatives to, in the case of licenses, certificates, approvals, authorizations, Permits and Contracts included in the Business which cannot be transferred or assigned effectively without the consent of another Person which consents have not been obtained prior to the Closing, cooperate with the Buyer Parties at their request in endeavoring to obtain such consents promptly. Notwithstanding anything to the contrary herein, if a Required Consent is not obtained, the Seller, to the extent permitted under the terms of such Contract, shall hold such rights in trust for, and for the benefit of, the Buyer Parties or their designees, and will reasonably cooperate with the Buyer Parties or their designees in any reasonable arrangement necessary to provide that the Buyer Parties or their designees shall receive substantially all beneficial interest and benefits in, to and under such Contract, and the Buyer Parties or their designees shall perform the Seller’s obligations under such Contract and will reasonably cooperate with the Seller in any reasonable arrangement necessary to provide that the Seller is not responsible for any obligation or liability in, to and under such Contract. In the event that, pursuant to a Contract (x) payment for the account of the Buyer Parties or their designees is made to the Seller, such payments shall be forthwith delivered by the Seller to the Buyer Parties or their designees; and (y) payment or satisfaction of any liability or obligation is required, the Seller shall, at the reasonable request of any of the Buyer Parties or their designees, pay or satisfy such liability or obligation subject to contemporaneous receipt by the Seller of reimbursement therefor and any costs or expenses related thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
          The Seller represents and warrants to the Buyer Parties as of the date hereof and as of Closing Date that:
          4.1 Organization and Qualification.
               4.1.1 The Seller is a limited liability company duly organized and validly existing under the Laws of Gibraltar and has all requisite power and authority to conduct its business as presently conducted and to own and lease its property and assets. Each of the Seller Group Subsidiaries is a company duly organized, validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority and all Permits to conduct its business as presently conducted and to own and lease its property and assets. Each Seller Group Subsidiary is qualified to do business as a foreign organization and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect. None of the Seller Group Subsidiaries has a branch, sales or other place of business other than as set forth on Schedule 4.1. True and complete copies of the organizational documents of the Seller and each of the Seller Group Subsidiaries have been provided to the Buyer Parties prior to the date hereof, and such documents are up to date and correct.
               4.1.2 Orb Telecoms Ltd., a company incorporated in the British Virgin Islands, and a wholly-owned subsidiary of the Seller, is currently a dormant company with no claim, right or interest in or to any of the Acquired Interests and will not be acquired by the Buyer Parties in connection with the transaction contemplated by this Agreement.

               4.1.3 Satcomms is owned fifty (50%) percent by Evocomm and fifty (50%) percent by Satcomms Australia Ltd., a company incorporated under the laws of Australia.
               4.1.4 Evcomm acquired the Evosat Sale Shares in terms of an arms length transaction in terms of which market value was paid. There is no reason why the Exchange Control authorities of South Africa should not provide a non-resident endorsement in respect of the Evosat Sale Shares.
          4.2 Ownership.
               4.2.1 All of the shares of C2C and Evocomm are fully-paid, and the Seller is the legal and beneficial owner of all such shares and has good and marketable title thereto free and clear of all Liens.
               4.2.2 Evocomm is the legal and beneficial owner of the Evosat Sale Shares (and is reflected as the sole registered holder thereof in the register of members of Evosat) which represent all the issued and outstanding equity interests in Evosat, and has good and marketable title to such shares free and clear of all Liens. Evosat in turn is the legal and beneficial owner of seventy (70%) percent of the issued and outstanding equity interests in Extrizone (and is reflected as the sole registered holder thereof in the register of members of Extrizone), and has good and marketable title to such shares free and clear of all Liens (“Extrizone” together with Satcomms, Evosat, Evocomm and C2C, collectively the “Seller Group Subsidiaries”).
               4.2.3 Except as set forth on Schedule 4.2, none of the Seller Group Subsidiaries (i) own of record or beneficially, directly or indirectly, any equity interest in any Person or (ii) is a party to any agreement relating to the formation of any other Person.
               4.2.4 The Seller is entitled to (i) transfer the full legal and beneficial ownership of the C2C Sale Shares to GHBV and (ii) procure the transfer of full legal and beneficial ownership of the Evosat Sale Shares to GHBV, in each case on the terms of this Agreement and the Related Documents without requiring the consent of any third party, and there are no, and as of Closing will be no, Liens on, over or affecting such shares, and as of the Closing there is and will be no agreement or arrangement to give or create any such Liens and no claim has been or will be made by any Person to be entitled to any of the foregoing. Upon consummation of the transactions contemplated by this Agreement and the Related Documents, GHBV shall have good and marketable title to all of the C2C Sale Shares and Evosat Sale Shares, free and clear of all Liens.
          4.3 Capitalization. Schedule 4.3 sets forth the authorized and issued share capital of each of the Seller Group Subsidiaries (collectively, the “Subsidiary Share Capital”). All of the issued Subsidiary Share Capital has been duly authorized, is validly issued, fully paid and non-assessable, and is owned of record and beneficially by Persons listed in Schedule 4.3, free and clear of all Liens.
               4.3.1 All of the Subsidiary Share Capital was issued in compliance with applicable Laws. None of the Subsidiary Share Capital was issued in violation of any agreement, arrangement or commitment to which Seller or the Seller Group Subsidiaries is a party or is subject to or in violation of any preemptive or similar rights of any Person.
               4.3.2 There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Subsidiary Share Capital or obligating Seller or the Seller Group Subsidiaries to issue or sell any share capital of, or any other interest in, and of the Seller Group Subsidiaries. None of the Seller Group

Subsidiaries has outstanding or authorized any share appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Subsidiary Share Capital.
          4.4 Authorization. The Seller has all requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder. The Seller has duly authorized the execution, delivery and performance of this Agreement and the Related Documents to which it is a party. This Agreement and, as of the Closing Date, the Related Documents to which it is a party have been duly executed and delivered by the Seller and (assuming that this Agreement and, as of the Closing Date, the Related Documents to which it is a party have been duly authorized, executed and delivered by the Buyer and/or GHBV and/or GBVI) constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws of general applicability affecting the rights of creditors and by general equitable principles.
          4.5 No Violations or Conflicts. Neither the execution and delivery of this Agreement or the Related Documents by the Seller nor the consummation by the Seller of the transactions contemplated by this Agreement and the Related Documents does or will (a) violate any provision of its respective governing documents, (b) result in a violation or breach of, constitute a default or an event of default under, or require the consent or approval of or any notice to or filing with any Person, under any indenture, mortgage, bond or other contract, license, agreement, Permit, instrument or other obligation to which any of the Seller or the Seller Group Subsidiaries is a party or by which any of the Acquired Interests are bound, except as set forth on Schedule 4.5 (collectively, the “Required Consents”), (c) violate any Law, writ, judgment, injunction or court decree to which any of the Seller or the Seller Group Subsidiaries are subject or (d) result in the creation or imposition of any Lien on any of the Acquired Interests or share capital of the other Seller Group Subsidiaries. As of the Closing Date only, except as set forth on Schedule 4.5, all of the Required Consents will have been obtained.
          4.6 Financial Statements. Attached as Schedule 4.6 are (i) the audited Consolidated Balance Sheet of Evocomm and the audited balance sheet of C2C, in each case as of December 31, 2009 (the “Balance Sheet Date”), and the related statements of income and cash flows for the twelve (12) months then ended, and (ii) the audited Consolidated Balance Sheet of Evocomm and the audited balance sheet of C2C as of December 31, 2008, and the related statements of income and cash flows for the year then ended (collectively, the “Financial Statements”). Each of the Financial Statements (including, in each case, the related notes thereto) was prepared in accordance with the books and records of the Seller Group Subsidiaries and in accordance with Dutch Law for C2C and IFRS for Evocomm throughout the periods involved (except as may be indicated therein or in the notes thereto) and is true and correct, and each fairly presents the financial position of the Seller Group Subsidiaries as at the respective dates thereof and the results of their operations and cash flows for the periods indicated therein. No auditor of Evosat or Extrizone has at any time furnished to the directors of those companies a report concerning any material irregularity as contemplated in the South African Auditing Profession Act 2005, or any similar legislation in force from time to time.
          4.7 Internal Controls. Each of the Seller Group Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Dutch Law for C2C and IFRS for Evocomm and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          4.8 No Indebtedness and no Undisclosed Liabilities.
               4.8.1 No Seller Group Subsidiary has any Indebtedness.
               4.8.2 No Seller Group Subsidiary has any debts, Taxes, liabilities, claims or obligations (whether absolute, accrued, contingent or otherwise) other than (i) debts, Taxes, liabilities, claims or obligations at the Balance Sheet Date set forth in the Financial Statements or in the notes thereto and (ii) debts, Taxes, liabilities, claims or obligations incurred since the Balance Sheet Date in the ordinary course of business, other those liabilities identified on Schedule 4.8.
          4.9 Records. The books of account and minute books of each of the Seller Group Subsidiaries (copies of which have been disclosed to the Buyer) are complete and correct in all material respects, and there have been no transactions involving the business of the Seller Group Subsidiaries which properly should have been set forth therein in accordance with Dutch Law for C2C and IFRS for Evocomm or applicable Laws and which have not been accurately so set forth.
          4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10(a), since January 1, 2009, all of the Seller Group Subsidiaries have conducted their operations and affairs only according to their ordinary and usual course of business, consistent with past practice. Except as set forth on Schedule 4.10(b), since January 1, 2009, no Seller Group Subsidiary has
                    (i) suffered any change in its business, operations, assets or condition (financial or otherwise), liabilities, results of operations or prospects, except such changes which, in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect;
                    (ii) except in the ordinary course of business and consistent with past practice, sold, transferred or otherwise disposed of any asset, property or right that would have been an asset of a Seller Group Subsidiary;
                    (iii) created or permitted to exist any Lien (other than Permitted Liens) on any asset of a Seller Group Subsidiary, as the case may be;
                    (iv) entered into or committed to enter into any transaction, contract, agreement or other instrument, or relinquished any contractual or other right other than for fair value and in the ordinary course of business and consistent with past practice;
                    (v) granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital;
                    (vi) declared or paid any dividends or distributions on or in respect of any of its share capital or redeemed, purchased or acquired any of its share capital;
                    (vii) made a material change in any method of accounting or accounting practice, except as required by Dutch Law for C2C and IFRS for Evocomm or as disclosed in the notes to the Financial Statements;
                    (viii) made a material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

                    (ix) entered into any Contract that would constitute a Material Contract;
                    (x) incurred, assumed or guaranteed any Indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;
                    (xi) transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;
                    (xii) suffered any material damage, destruction or loss (whether or not covered by insurance) to its property;
                    (xiii) made any capital investment in, or any loan to, any other Person;
                    (xiv) accelerated, terminated, materially modified or cancelled any Contract (including, but not limited to, any Material Contract) to which it is a party or by which it is bound;
                    (xv) made any material capital expenditures;
                    (xvi) granted any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of its Employees, other than as provided for in any written agreements or consistent with past practice, or changed the terms of employment for any Employee;
                    (xvii) made any loan to, or entered into any other transaction with, any of its directors, officers and Employees;
                    (xviii) entered into a new line of business or abandoned or discontinued any existing lines of business;
                    (xix) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business and consistent with past practice;
                    (xx) acquired by merger or consolidation, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business of any Person or any division thereof;
                    (xxi) adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any of its directors, officers or Employees;
                    (xxii) amended its the charter, by-laws or other organizational documents;
                    (xxiii) entered into any Contract to do any of the foregoing, or taken any action or omission that would result in any of the foregoing; or

                    (xxiv) settled or compromised any material Tax liability, or made, changed or revoked any material Tax election or change any method of Tax accounting, except as required by applicable Law.
          4.11 Clients; Client Relations. Schedule 4.11(a) contains a true, complete and correct list of all Persons for whom each of the Seller Group Subsidiaries has performed services from January 1, 2007 to December 31, 2009 (the “Clients”), together with the gross revenue (in dollars) calculated in accordance with Dutch Law for C2C and IFRS for Evocomm with respect to each such Client from January 1, 2007 to December 31, 2009. Except as disclosed on Schedule 4.11(b), no Seller Group Subsidiary has granted, or agreed to grant, any rebates, discounts or allowances with respect to any Contracts with such Clients. None of the amounts payable to the Seller Group Subsidiaries under such contracts is subject to any counterclaim or setoff. Except as disclosed on Schedule 4.11(c), no Seller Group Subsidiary has received any notice (formal or informal) from any of the Clients set forth on Schedule 4.11(a) of its intention to substantially reduce or terminate its relationship with such Seller Group Subsidiary. No client review or audit of any account receivable or performance of the Seller Group Subsidiaries is currently being conducted by any Person who at any time has been a client of the Seller Group Subsidiaries and no such review or audit has been threatened. Except as disclosed on Schedule 4.11(d), no Seller Group Subsidiary has pre-billed any fees for which it has not yet performed the billed work.
          4.12 Contracts and Commitments. Schedule 4.12 sets forth a true, complete and correct list and description of each of the following Contracts of each of the Seller Group Subsidiaries (such Contracts, together with all Contracts relating to Intellectual Property set forth in Schedule 4.14, being “Material Contracts”):
                    (i) each Contract involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Seller Group Subsidiary without penalty or without more than 90 days’ notice;
                    (ii) all Contracts that require the Seller Group Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
                    (iii) all Contracts that provide for the indemnification by the Seller Group Subsidiary of any Person or the assumption of any Tax, environmental or other liability of any Person;
                    (iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any real property (whether by merger, sale of shares, sale of assets or otherwise);
                    (v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Seller Group Subsidiary is a party;
                    (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Seller Group Subsidiary is a party and which are not cancelable without material penalty or without more than 90 days’ notice;
                    (vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Seller Group Subsidiary;

                    (viii) all Contracts with any Governmental Body to which the Seller Group Subsidiary is a party;
                    (ix) all Contracts that limit or purport to limit the ability of the Seller Group Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;
                    (x) any Contracts to which the Seller Group Subsidiary is a party that provide for any joint venture, partnership or similar arrangement by the Seller Group Subsidiary;
                    (xi) all Contracts between or among the Seller Group Subsidiary on the one hand and Seller or any Affiliate of Seller (other than the Seller Group Subsidiary) on the other hand;
                    (xii) all collective bargaining agreements of each Seller Group Subsidiary with any labor organization, union or association to which the Seller Group Subsidiary is a party; and
                    (xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.12.
          Each Material Contract is valid and binding on the Seller Group Subsidiary in accordance with its terms and is in full force and effect. None of the Seller Group Subsidiaries or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer Parties. The execution and implementation of this Agreement and the Related Documents by the Seller will not constitute a breach of any of the Seller Group Subsidiaries’ contractual obligations, nor will the execution and implementation of this Agreement and the Related Documents by the Seller entitle any Person to terminate or vary any Contract.
          4.13 Accounts Receivable. The accounts receivable reflected on the Balance Sheets included in the Financial Statements and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Seller Group Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Seller Group Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheets included in the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Seller Group Subsidiaries, are collectible in full within 90 days after billing. The reserves for bad debts shown on the Balance Sheets included in the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Seller Group Subsidiaries have been determined in accordance with Dutch Law for C2C and IFRS for Evocomm, consistently applied. No accounts receivable have been factored.

          4.14 Intellectual Property.
               4.14.1 “Intellectual Property” means all intellectual property owned, used or licensed (as licensor or licensee) by the Seller Group Subsidiaries, or that has been used in the Business or in any product, service, technology or process currently or formerly offered by the Seller Group Subsidiaries, or currently under development by the Seller Group Subsidiaries, including:
                    (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”);
                    (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms (“Patents”);
                    (iii) all domestic and foreign trademarks (registered and unregistered), trade dress, service marks, trade names, company names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”);
                    (iv) all domain name registrations (“Domain Names”);
                    (v) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public (“Trade Secrets”). Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing;
                    (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable (“Inventions”);
                    (vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Business (“Know How”);
                    (viii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (“Software”);
                    (ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and
                    (x) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

               4.14.2 Schedule 4.14.2 lists (i) all registered and unregistered Trademarks, and all pending applications for Trademarks, owned by the Seller Group Subsidiaries; (ii) all registered Copyrights, and all pending applications for Copyrights, owned by the Seller Group Subsidiaries; and (iii) all Domain Names owned by the Seller Group Subsidiaries.
               4.14.3 Schedule 4.14.3 lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property of the Seller Group Subsidiaries including (i) licenses by the Seller Group Subsidiaries to any Person of any Intellectual Property; and (ii) all licenses by any other Person to the Seller Group Subsidiaries of any Intellectual Property (each a “License”). Each License identified on Schedule 4.14.3 is a valid and binding agreement enforceable in accordance with its terms. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Seller Group Subsidiaries, or to the Knowledge of the Seller, the other party thereto. There are no pending and, to the Knowledge of the Seller, no threatened claims with respect to any License. Except as identified on Schedule 4.14.3, no License contains an indemnity by the Seller Group Subsidiaries in favor of a third party with respect to the Intellectual Property.
               4.14.4 The Seller Group Subsidiaries have good and valid title to, or otherwise possess the rights to use, all Intellectual Property necessary to permit the Buyer Parties to conduct the Business from and after the Closing Date, in the same manner as it is being conducted as of the date hereof. Neither the consummation of the transactions contemplated by this Agreement or the Related Documents nor the Seller’s or the Seller’s Group Subsidiaries’ performance hereunder or thereunder will result in the diminution, license, transfer, termination or forfeiture of the Seller Group Subsidiaries’ rights in the Intellectual Property or Licenses. Except for Intellectual Property owned by third parties, no person or entity other than the Seller Group Subsidiaries has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof. Except as set forth on Schedule 4.14.4, all officers, employees and contractors of the Seller Group Subsidiaries who have created Intellectual Property, have executed an agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to the Seller Group Subsidiaries.
               4.14.5 Except as disclosed on Schedule 4.14.5, the Seller Group Subsidiaries have not been alleged to have, nor to the Knowledge of the Seller, have the Seller Group Subsidiaries, infringed upon, misappropriated or misused any Intellectual Property or other proprietary information of another person or entity. There are no pending, nor to the Knowledge of the Seller, threatened Proceedings contesting or challenging the Intellectual Property, or the Seller Group Subsidiaries’ use of the Intellectual Property owned by another person or entity. To the Knowledge of the Seller, no third party including any current or former employee or contractor of either of the Seller Group Subsidiaries is infringing upon, misappropriating, or otherwise violating the Seller Group Subsidiaries’ rights to the Intellectual Property.
               4.14.6 None of the Seller Group Subsidiaries has any issued Patents or pending applications for Patents.
               4.14.7 Trademarks:
                    (i) All registered Trademarks, and pending applications for Trademarks, of the Seller Group Subsidiaries are currently in compliance with all legal requirements (including the filing of affidavits of use and renewal applications as applicable), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                    (ii) No Trademark of a Seller Group Subsidiary has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation Proceeding and, to the Knowledge of the Seller, no such action is threatened with respect to any of the Trademarks of a Seller Group Subsidiary.
                    (iii) No Trademark of a Seller Group Subsidiary is alleged to infringe any trade name, trademark or service mark of any other person or entity, and to the Knowledge of the Seller, no Trademark of the Seller Group Subsidiaries is infringed.
                    (iv) All products displaying a Trademark of a Seller Group Subsidiary which has been registered bear the proper registration notice.
               4.14.8 Copyrights:
                    (i) All registered Copyrights and pending applications for Copyrights of the Seller Group Subsidiaries are currently in compliance with all legal requirements, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
                    (ii) No Copyright of a Seller Group Subsidiary has been or is now the subject of any invalidation or infringement Proceeding and, to the Knowledge of the Seller, no such action is threatened with respect to any Copyright of a Seller Group Subsidiary.
                    (iii) No Copyright of a Seller Group Subsidiary is alleged to infringe any copyright of any other person or entity, and to the Knowledge of the Seller, no Copyright of the Seller Group Subsidiaries is infringed.
                    (iv) All works encompassed by the Copyrights of a Seller Group Subsidiary have been marked with the proper copyright notice.
               4.14.9 Domain Names:
                    (i) All registered Domain Names of a Seller Group Subsidiary, are currently in compliance with all legal requirements and are not subject to any maintenance fees or Taxes or action falling due within ninety (90) days after the Closing Date.
                    (ii) No Domain Name of a Seller Group Subsidiary has been or is now the subject of any dispute resolution or infringement Proceeding and, to the Knowledge of the Seller, no such action is threatened with respect to any Domain Name of a Seller Group Subsidiary.
                    (iii) No Domain Name of a Seller Group Subsidiary (A) is involved in any Proceedings alleging that such Domain Name infringes the trademark or domain name of any other Person or (B) is otherwise alleged to infringe the trademark or domain name of any other Person, and to the Knowledge of the Seller, no Domain Name of a Seller Group Subsidiary is infringed.
               4.14.10 The Seller Group Subsidiaries have taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and confidential Intellectual Property and information owned or used by any of the Seller Group Subsidiaries. Except as set forth on Schedule 4.14.10, to the Knowledge of the Seller, no Trade Secret or other confidential Intellectual Property or information of a Seller Group Subsidiary has been disclosed or authorized to be disclosed to any Person, including any Employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that protects the Seller Group Subsidiaries’ proprietary interests in and to such Trade Secrets or confidential Intellectual Property or information.
               4.14.11 Schedule 4.14.11 contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in any of the Seller Group Subsidiaries’ products or websites, or used in the delivery of any of the Seller Group Subsidiaries’ services (the “Group Software”). The Seller Group Subsidiaries own full and unencumbered right and good, valid and marketable title or have valid licenses to the Group Software, and the Group Software owned by the Seller Group Subsidiaries is free and clear of all Liens. No Seller Group Subsidiary has incorporated any third party Intellectual Property into the Group Software not identified on Schedule 4.14.11. Except as identified on Schedule 4.14.11, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in the Group Software. The Group Software functions sufficiently for all its intended purposes as currently in use by any of the Seller Group Subsidiaries in the operation of their respective businesses.
               4.14.12 Each Seller Group Subsidiary employs commercially reasonable measures to ensure that the Group Software contains no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. No Group Software program contains any known worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software to be erased, inoperable, impaired in performance or otherwise incapable of being used, either automatically or upon command by any Person.
               4.14.13 The Seller’s Intellectual Property (including, to the Knowledge of the Seller, the Intellectual Property of third parties’ licensed to any Seller Group Subsidiary), is free and clear of any and all Liens.
               4.14.14 Schedule 4.14.14 sets forth all agreements by which the Seller Group Subsidiaries are obligated to make to third parties any payments related to the Seller Group Subsidiaries’ Intellectual Property. Except as identified and set forth on Schedule 4.14.14, no Seller Group Subsidiary is bound by an agreement by which it owes any present or future royalties or other payments to third parties in respect of Intellectual Property in excess of ten thousand dollars ($10,000).
               4.14.15 Each Seller Group Subsidiary has implemented and maintained commercially reasonable practices for a business in its industry to ensure the physical and electronic protection of its websites and information assets from unauthorized disclosure, use or modification. Other than as set forth on Schedule 4.14.15, there has been no breach of security involving any websites or information assets of any of the Seller Group Subsidiaries. All data which has been collected, stored, maintained or otherwise used by any of the Seller Group Subsidiaries has been collected, stored, maintained and used in accordance with all applicable Laws, industry standards and guidelines. No Seller Group Subsidiary has received a notice of noncompliance with applicable data protection Laws, industry standards or guidelines.
          4.15 Litigation. There is no civil, criminal or administrative Proceeding which is current, pending, or to the Knowledge of the Seller threatened in any court, by any governmental entity or before any arbitrator or other tribunal, (a) against or by any of the Seller Group Subsidiaries affecting any of its properties or assets or otherwise (or by or against Seller or any Affiliate thereof and relating to any Seller Group Subsidiaries); or (b) against or by any Seller Group Subsidiary, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Related Documents. No Seller Group Subsidiary is subject to any outstanding action, order, writ, judgment, injunction or decree of any court or Governmental Body related to the Business or any of its assets or properties or otherwise. The Seller is not aware of any facts or circumstances which may now or in the future give rise to any such proceedings against any of the Seller Group Subsidiaries.
          4.16 Compliance with Laws and Other Matters. Each of the Seller Group Subsidiaries is in compliance in all material respects with all Laws to which, as of the date hereof, the Seller Group Subsidiaries are a party or by which the Seller Group Subsidiaries are bound, including but not limited to, all such South African exchange control regulations and rulings as may be applicable to them. None of the Seller Group Subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Body regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.
          4.17 Licenses and Permits. Schedule 4.17 sets forth a true, complete and correct description of each material license, franchise, permit application, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing such license, franchise, permit application, permit or authorization (collectively, the “Permits”). Such Permits are valid and in full force and effect. No event has occurred that, with or without notice or the lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of the Permits.
          4.18 Properties. Schedule 4.18(a) sets forth a true, complete and correct list of all of the real property that is owned by or leased any of to the Seller Group Subsidiaries. All such properties (including leasehold interests) are free and clear of Liens and the use thereof is not subject to any restrictions. None of the Seller and the Seller Group Subsidiaries owns any real property. The chief executive office of each of the Seller Group Subsidiaries is located at the address indicated on Schedule 4.18(b). Each of the Seller Group Subsidiaries enjoys peaceful and undisturbed possession of all such properties. All tangible property owned or leased by the Seller Group Subsidiaries’ Assets is (i) located at one or more of the properties identified on Schedule 4.18(a) or, in the case of Seller Group Subsidiaries’ Assets consisting of Inventory, at the locations specified on Schedule 4.18(c) and (ii) in adequate operating condition, ordinary wear and tear excepted, and is sufficient for the conduct of the Business as conducted by the Seller Group Subsidiaries prior to the Closing Date.
          4.19 Employees.
               4.19.1 Schedule 4.19.1(i) sets forth a true, complete and correct list of all employees of the Seller Group Subsidiaries (“Employees”) and, with respect to each such Employee, each Employee’s country of residence, location of work, the total compensation (including, without limitation, salary, bonuses and incentive compensation) and benefits (including entitlements for company pension) both presently received by such Employee and such Employee is entitled to, such Employee’s current salary and title, and the number of years of continuous service of such Employee with such Seller Group Subsidiary and the notice period of each Employee. Except as set forth on Schedule 4.19.1(i) no Seller Group Subsidiary has promised or represented or distributed any written material to the Seller Group Subsidiaries’ respective shareholders, directors, officers, Employees, consultants, agents or representatives to the effect that any of such Persons will be employed or engaged by or receive any particular compensation or benefits from the Buyer Parties or any of its Affiliates on or after the date hereof, or the Closing Date, as applicable. Schedule 4.19.1(i) sets forth a true, complete and correct list of the raises that the Seller Group Subsidiaries contemplated giving to the Employees of the Seller Group Subsidiaries from the date hereof through December 31, 2010. Schedule 4.19.1(ii) sets forth a true, complete and correct list of all Persons engaged by the Seller Group Subsidiaries as independent contractors and their country of residence, location of work and total compensation or compensation rate.

               4.19.2 Each of the Seller Group Subsidiaries has complied in all material respects, is currently in material compliance with, and shall comply materially with all applicable Laws, duties, agreements and other obligations associated with employment, employment practices, terms and conditions of employment, and wages and hours, including, without limitation, all payment and withholding obligations and notice requirements in relation thereto.
               4.19.3 To the Knowledge of the Seller, no Seller Group Subsidiary is engaged in any unfair labor practice or other unlawful employment practice. With respect to the Seller Group Subsidiaries’ Employees, there are no unfair labor practice charges or other employee-related complaints or claims pending or, to the Knowledge of the Seller, threatened before any Governmental Body or which otherwise affect or could affect the Seller Group Subsidiaries by or concerning their Employees. The Seller Group Subsidiaries have not (i) been notified by any Governmental Body of any alleged violation of applicable Law with respect to the Seller Group Subsidiaries’ Employees that remains unresolved respecting employment, employment practices, and terms and conditions of employment, or (ii) received any notice of the intent of any Government Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Seller Group Subsidiaries or their Employees, and, to the Knowledge of the Seller, no such investigation is in progress. Schedule 4.19.3 sets forth a true, correct and complete list of any employment-related claims that have been asserted or pending within the past three (3) years with respect to the Seller Group Subsidiaries’ Employees, consultants or agents.
               4.19.4 No Seller Group Subsidiary is a party to any labor or collective bargaining agreement (including works agreements with a works council or any other kind of Employee representatives) with respect to its Employees, and (i) no such agreement is currently being negotiated, (ii) no Seller Group Subsidiary is under any obligation to negotiate any such agreement, (iii) there is no indication that the Seller Group Subsidiaries’ Employees desire to be covered by such an agreement, and (iv) no labor organization or group of Employees of the Seller Group Subsidiaries has made a pending demand for recognition or certification, there are no existing organization drives, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with any labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past three (3) years.
               4.19.5 There are no strikes, slowdowns or work stoppages pending, or, to the Knowledge of the Seller, threatened with respect to the Seller Group Subsidiaries’ Employees, nor has any such strike, slowdown or work stoppage occurred or, to the Knowledge of the Seller, been threatened within three (3) years prior to the date hereof.
               4.19.6 No written notice has been received by any of the Seller Group Subsidiaries of any complaint or charge filed against any of the Seller Group Subsidiaries claiming that any of the Seller Group Subsidiaries has violated any applicable employment standards, human rights legislation, discrimination laws, or health and safety standards, and to the Knowledge of the Seller, no such complaint or charge has been filed.
               4.19.7 Except as otherwise set forth in Schedule 4.19.7: (i) no Seller Group Subsidiary is a party to any verbal or written employment agreement with respect to any Person; (ii) each Employee of the Seller Group Subsidiaries is employed on an at-will basis, except as otherwise set forth in Schedule 4.19.1(i), and no Seller Group Subsidiary has any written or oral agreement with any Employee which would interfere with the ability to discharge such Employee; and (iii) no Seller Group Subsidiary Employee has an agreement with such Seller Group Subsidiary providing for the payment of severance or other compensation or benefits upon a termination of employment. Except as set forth on Schedule 4.19.7, the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not result in (A) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due under any Employee benefit plan, agreement, arrangement or commitment, (B) any increase in the amount of compensation, benefits or fees payable to any Person or (C) any acceleration of the vesting or timing of payment of benefits, compensation or fees payable to any Person.
               4.19.8 No Seller Group Subsidiary has any liability based upon, arising out of or relating to the classification of any individual working for or related to a Seller Group Subsidiary as an independent contractor or “leased employee” rather than as an Employee, and no facts exist as a result of which a Seller Group Subsidiary could have any such liability.
               4.19.9 There are no outstanding orders or charges against the Seller Group Subsidiaries under any occupational health or safety legislation and, to the Knowledge of the Seller, none have been threatened. All material levies, assessments and penalties made against any Seller Group Subsidiary with respect to any of its Employees pursuant to all applicable workers compensation legislation as of the date hereof have been paid by such Seller Group Subsidiary and such Seller Group Subsidiary has not been reassessed under any such legislation.
          4.20 Employee Benefit Plans.
               4.20.1 Except as set forth on Schedule 4.20, no Seller Group Subsidiary maintains any Employee Benefit Plans. “Employee Benefit Plan” means any benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees and the beneficiaries and dependents of any such Employee or former employee of the Seller Group Subsidiaries, and is, or in the past three (3) years was, maintained, sponsored, contributed to, or required to be contributed to by any of the Seller Group Subsidiaries, or under which any of the Seller Group Subsidiaries has or may have any liability for premiums or benefits, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.
               4.20.2 With respect to each Employee Benefit Plan, the Seller has made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Employee Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; and (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Employee Benefit Plan. There is no unfunded deficit in respect of any Employee Benefit Plan, whether or not such deficit has been accrued or reflected as a liability.
               4.20.3 There has been no amendment to, announcement by Seller or any Seller Group Subsidiaries relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year with respect to any Employee or former Employee. None of Seller or any Seller Group Subsidiaries has any commitment or obligation or has made any representations to any Employee or former Employee, whether or not legally binding, to adopt, amend or modify any Employee Benefit Plan.

               4.20.4 Each Employee Benefit Plan has been operating in material compliance with applicable Law.
          4.21 Taxes.
               4.21.1 All material Tax Returns that are required to be filed on or before the Closing Date by or on behalf of any of the Seller Group Subsidiaries have been or will be duly filed and all such Tax Returns were (or if such Tax Returns have not been filed, will be) true, accurate and complete in all material respects.
               4.21.2 All material Taxes of each of the Seller Group Subsidiaries (whether or not shown on a Tax Return) that have become due and payable on or before the Closing Date have been paid, except for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with Dutch Law for C2C and IFRS for Evocomm.
               4.21.3 Each of the Seller Group Subsidiaries have properly withheld and paid all Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
               4.21.4 There are no outstanding requests by any of the Seller Group Subsidiaries for any extension of time within which to file any Tax Return.
               4.21.5 None of the Seller Group Subsidiaries have in effect any waivers or extensions of any applicable statute of limitation to assess any amount of Taxes.
               4.21.6 There are no Liens for Taxes upon the assets of any of the Seller Group Subsidiaries, except for Liens for Taxes not yet due and payable.
               4.21.7 All deficiencies for any Taxes that have been proposed, asserted, or assessed against any of the Seller Group Subsidiaries by any Governmental Body have been resolved, and there are no pending or threatened audits, investigations, claims, or assessments for or relating to any Tax or Tax Returns of any of the Seller Group Subsidiaries.
               4.21.8 No claim has been made by any Governmental Body in a jurisdiction where any of the Seller Group Subsidiaries do not file Tax Returns or pay Tax that any of the Seller Group Subsidiaries is or may be subject to any Taxes assessed by such jurisdiction.
               4.21.9 None of the Seller Group Subsidiaries is liable for Taxes of any other Person or is currently under any contractual obligation to indemnify any Person with respect to Taxes (including pursuant to any tax sharing agreement or tax indemnity agreement).
               4.21.10 Intercompany transactions engaged in by the Seller Group Subsidiaries are in compliance with the transfer pricing provisions that are applicable to such transactions under any applicable Laws.
               4.21.11 No Seller Group Subsidiary has a permanent establishment in any country outside of such Seller Group Subsidiary’s country of incorporation.
          4.22 Environmental Matters. Except as set forth on Schedule 4.22, (a) no Seller Group Subsidiary is (or has ever been) in violation of any Laws (including without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, the “Environmental Laws”); (b) no Seller Group Subsidiary has handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used and disposed of in compliance with Environmental Laws; (c) no Seller Group Subsidiary has conducted, nor to the Seller’s Knowledge is there, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials in any real property owned, operated or leased by the Seller Group Subsidiaries; and (d) there are no Environmental Liabilities. As used herein, “Environmental Liabilities” are any claims, demands or liabilities under Environmental Laws which (i) arise out of the Seller Group Subsidiaries’ operations or activities, or any real property at any time owned, operated or leased by the Seller Group Subsidiaries (whether such agreement with respect to real property is in writing or otherwise), and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.
          4.23 Insurance. Schedule 4.23 lists all insurance policies owned or held by or on behalf of the Seller Group Subsidiaries on the date hereof. The insurance coverage afforded by such policies is customary and adequate for companies in similar lines of business, similarly situated. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy and no claim is currently pending under any such policy involving an amount in excess of five thousand dollars ($5,000).
          4.24 Certain Business Practices. No Seller Group Subsidiary has, nor, to the Knowledge of the Seller, has any person or entity for whose acts or defaults either of the Seller Group Subsidiaries may be liable, violated the United States Foreign Corrupt Practices Act, the United Nations Convention Against Corruption (the “UN Convention”), the Organization for Economic Cooperation and Development Convention on Combating the Bribery of Foreign Public Officials (the “OECD Convention”), or any law, directive regulation or similar act promulgated to enforce the UN Convention or the OECD Convention, or any other applicable anti-corruption laws or regulations.
          4.25 Export Controls. No Seller Group Subsidiary has (i) exported, re-exported or released any products or technology, including Confidential Information, software object and/or source code (collectively, “Controlled Technology”) which may be subject to either the U.S. Export Administration Regulations (the “EAR”) or the Canadian Export and Import Permits Act (“CEIPA”), either directly or indirectly, unless the respective Seller Group Subsidiary has held the required licenses which may be required under the EAR and/or the CEIPA; or (ii) exported or re-exported either directly or indirectly Controlled Technology under the license exception “TSR” as defined in Part 740 of the EAR to third parties or nationals shown in Supplement 1 of Part 740 who are members of or associated with either Country Group D:1 or Country Group E:2, as amended. No Seller Group Subsidiary has (x) exported, re-exported or released any Controlled Technology listed on the United States Munitions List or otherwise controlled by the International Traffic in Arms Regulations (“ITAR”); or (y) provided any Technical Data or Defense Service, as such terms are defined in the ITAR, either directly or indirectly, unless the respective Seller Group Subsidiary has held the required approvals which may be required under the ITAR. No Seller Group Subsidiary has conducted any transactions in violation of the economic and trade sanctions programs administered and enforced by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or with any party listed on the Specially Designated Nationals List maintained by OFAC.
          4.26 Bank Accounts. Schedule 4.26 sets forth a complete and correct list of each bank in which each of the Seller Group Subsidiaries has an account or safe deposit or lockbox, the physical and mailing address for each bank, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.
          4.27 Brokers and Finders. Other than as identified on Schedule 4.27, no broker or finder has acted for the Seller in connection with this Agreement, the Related Documents or the transactions contemplated by this Agreement or the Related Documents, and no broker or finder retained by the Seller (other than as identified on Schedule 4.27) is entitled to any brokerage or finder’s fee with respect to this Agreement, the Related Documents or such transactions.
          4.28 Disclosure; No Required Disclosure. No representation or warranty by the Seller contained in this Agreement or any Related Document nor any statement or certificate furnished by the Seller to the Buyer Parties or their representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Acquired Interests with adequate information as to the Seller Group Subsidiaries and their properties, assets, liabilities, businesses and prospects, and the Seller has disclosed to the Buyer Parties in writing all material adverse facts known to it relating to the same. There is no fact (other than matters of a general economic or political nature which do not affect the business of the Seller Group Subsidiaries uniquely) known to the Seller which might reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.28, the Seller is not required by Law, or to the Seller’s Knowledge under any Contracts to which the Seller is a party, to disclose the existence of this Agreement, the terms hereof, or the transactions contemplated hereby, to any person (other than to its shareholders, directors, officers and employees).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
          The Buyer Parties, jointly and severally, represent and warrant to the Seller as of the date hereof and as of the Closing Date that:
          5.1 Organization and Qualification. Each of the Buyer Parties is a corporation, duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation and have all requisite power and authority and all Permits to conduct its business as presently conducted and to own and lease its property and assets. Each of the Buyer Parties is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect.
          5.2 Authorization. Each of the Buyer Parties has all requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of the Buyer Parties has duly authorized the execution, delivery and performance of this Agreement and the Related Documents to which it is a party. This Agreement and, as of the Closing Date, the Related Documents to which it is a party have been duly executed and delivered by each of the Buyer Parties and (assuming that this Agreement and, as of the Closing Date, the Related Documents to which they are a party have been duly authorized, executed and delivered by the Seller) constitute legal, valid and binding obligations of each of the Buyer Parties, enforceable against each of the Buyer Parties in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws of general applicability affecting the rights of creditors and by general equitable principles.

          5.3 No Violations or Conflicts. Neither the execution and delivery of this Agreement or the Related Documents by either of the Buyer Parties nor the consummation by the Buyer Parties of the transactions contemplated by this Agreement and the Related Documents does or will (a) violate any provision of their respective governing documents, (b) result in a violation or breach of, or constitute a default or an event of default under, or require the consent or approval of or any notice of or any filing with any Person, which has not been given, received or made, under any indenture, mortgage, bond or other Contract, license, agreement, Permit, instrument or other obligation to which the Buyer or Buyer Subsidiaries are a party or by which any of their assets are bound or (c) violate any Law, writ, judgment, injunction or court decree to which the Buyer Parties are subject.
          5.4 Consents and Approvals. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or declaration, filing or registration with, any foreign, United States, state or local governmental or regulatory agency or authority or any other Person is required to be made or obtained by either of the Buyer Parties in connection with its execution, delivery and performance of this Agreement and the Related Documents to which it is a party.
          5.5 Brokers and Finders. Except as set forth on Schedule 5.5, no broker or finder has acted for either of the Buyer Parties in connection with this Agreement, the Related Documents or the transactions contemplated by this Agreement or the Related Documents, and no broker or finder retained by the Buyer is entitled to any brokerage or finder’s fee with respect to this Agreement or the Related Documents or such transactions. The Buyer shall be responsible for the fees and expenses of the broker or finder set forth on Schedule 5.5.
          5.6 Purchase Price. The Buyer at Closing will have sufficient funds available to pay to the Seller the Adjusted Initial Purchase Price and to deposit the Earn Out Escrow Amount.
          5.7 Disclosure; No Required Disclosure. No representation or warranty by a Buyer Party contained in this Agreement or any Related Document nor any statement or certificate furnished by a Buyer Party to the Seller or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading.
ARTICLE VI
COVENANTS
          6.1 Conduct of the Business.
               6.1.1 From the date hereof until the Closing Date, the Seller shall cause each of the Seller Group Subsidiaries to conduct its business in the ordinary course consistent with past and current practice, and the Seller shall use its best efforts to preserve intact the Business and the business relationships of the Seller Group Subsidiaries with third parties with respect to the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:
                    (i) cause the Seller Group Subsidiaries to preserve and maintain all of their Permits;
                    (ii) cause the Seller Group Subsidiaries to pay their debts, Taxes and other obligations when due;

                    (iii) cause the Seller Group Subsidiaries to maintain the properties and assets owned, operated or used by the Seller Group Subsidiaries in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
                    (iv) cause the Seller Group Subsidiaries to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
                    (v) cause the Seller Group Subsidiaries to defend and protect their properties and assets from infringement or usurpation;
                    (vi) cause the Seller Group Subsidiaries to perform all of their obligations under all Contracts relating to or affecting their properties, assets or Business;
                    (vii) cause the Seller Group Subsidiaries to maintain their books and records in accordance with past practice;
                    (viii) cause the Seller Group Subsidiaries to comply in all material respects with all applicable Laws;
          Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Seller will not without the prior written consent of the Buyer permit the Seller Group Subsidiaries to:
                    (ix) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including, without limitation, Contracts described in clause (x) below), or any other right or asset of the Seller Group Subsidiaries, except in the ordinary course of business consistent with past practice;
                    (x) enter into any Contract, agreement, lease, license or commitment relating to the Seller Group Subsidiaries’ Business not to be fully performed prior to the Closing, except in the ordinary course of business consistent with past practice;
                    (xi) sell, lease, license, pledge, mortgage, transfer or otherwise dispose of any Seller Group Subsidiaries’ assets or assets covered by any Contract, except (A) pursuant to existing Contracts or commitments disclosed herein or (B) in the ordinary course of business consistent with past practice, to the extent existing Contracts or commitments are not contravened thereby;
                    (xii) pay, declare or promise to pay any dividends, distributions, bonuses or other payments to the Seller or its Affiliates, shareholders, directors, officers, employees, consultants, agents or representatives, except payments under Contracts made in the ordinary course of business consistent with past practice;
                    (xiii) incur any liability outside of the ordinary course of business consistent with past practice;
                    (xiv) cause any change in the equity ownership structure of the Seller Group Subsidiaries;
                    (xv) incur or increase any Lien on any of the Seller Group Subsidiaries’ assets or guaranty any obligation or the net worth of any Person;

                    (xvi) increase the compensation of any of the Seller Group Subsidiaries’ Employees, except in the ordinary course of business consistent with past practice, or increase the compensation of any of its executive officers;
                    (xvii) discharge or satisfy any Lien other than those which are required to be discharged or satisfied during such period in accordance with their original terms or in accordance with this Agreement;
                    (xviii) make any capital expenditures or capital additions or betterments;
                    (xix) institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any court or Governmental Body relating to it or any of its properties or assets;
                    (xx) settle or compromise any material Tax liability, or make, change or revoke any material Tax election or change any method of Tax accounting, except as required by applicable Law;
                    (xxi) file any amended return or surrender any right to claim a tax refund; or
                    (xxii) agree to do any of the foregoing.
               6.1.2 The Seller will not (i) take or agree to take any action that would make any representation or warranty of the Seller hereunder or in any Related Document inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.
          6.2 Access to Information. From the date hereof until and including the Closing Date, the Seller (a) will continue to give the Buyer, its counsel, financial institutions and auditors and other representatives reasonable access to the offices, properties, directors, officers, employees, agents, books and records of the Seller Group Subsidiaries upon reasonable advance notice and during business hours and (b) will furnish to the Buyer, its counsel, financial institutions and auditors and other representatives such information relating to the Seller Group Subsidiaries’ business as such Persons may reasonably request; provided that no investigation pursuant to this Section 6.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Seller.
          6.3 Notices of Certain Events. The Seller shall promptly notify the Buyer of the occurrence of any of the following events on or prior to the Closing Date:
                    (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Related Document;
                    (ii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement or any Related Document;
                    (iii) any actions, suits, claims, investigations or proceedings commenced or, threatened against, relating to or involving or otherwise affecting the Seller Group

Subsidiaries or their Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relate to the consummation of the transactions contemplated by this Agreement or any Related Document;
                    (iv) any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
                    (v) the occurrence or failure to occur of any event, which occurrence or failure would be reasonably likely to cause any representation or warranty contained herein or in any Related Document to be untrue or inaccurate in any material respect at any time;
                    (vi) any material failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Related Document;
                    (vii) any newly discovered fact or circumstance that would be reasonably likely to have a material effect on the accuracy of any representation or warranty contained herein or in any Related Document; or
                    (viii) any change in the information provided by the Seller in accordance with this Agreement or any Related Documents.
          6.4 Name Change. From and after the Closing, the Seller, Evocomm and any entities owned or otherwise controlled by the Seller shall cease using the words “Carrier to Carrier Telecom”, “Evocomm” or “Evosat” or any derivatives or abbreviations thereof as part of their names or the name under which they conduct any business, and as soon as practicable following the Closing, the Seller shall cause its name to be changed from Carrier to Carrier Telecom Holdings Limited and cause Evocomm’s name to be changed from Evocomm to give effect to this Section 6.4. From and after the Closing, the Buyer Parties shall have the right to use the words “Carrier to Carrier Telecom” and “Evocomm” as the whole or part of the name under which they conduct their businesses or any part of their businesses. The Seller shall, and shall procure that Evocomm, execute, deliver, file and record any and all agreements, instruments, certificates and other documents and take all such other actions reasonably requested by the Buyer in every jurisdiction in order to give effect to the foregoing. The agreements, instruments, certificates and other documents to effect the name changes described in this Section 6.4 are collectively referred to herein as the “Name Change Documents.” The Seller shall cooperate fully with the Buyer in order to facilitate and effect such name changes.
          6.5 Employment Agreements. GHBV and GBVI or their designees shall have entered into employment agreements (the “Employment Agreements”) with those individuals set forth on Schedule 6.5 hereto on the date hereof that will be effective and contingent on the Closing Date.
          6.6 Covenant Not to Compete; Covenant Not to Solicit. Until the fifth anniversary of the Closing Date, neither the Seller, Evocomm nor any of their Affiliates shall, directly or indirectly, (a) establish, own, manage, operate, or engage in or otherwise participate in the conduct of any activity directly or indirectly involving activities similar to the Business, (b) permit its shareholders, directors, officers, employees, agents, consultants and/or representatives to, directly or indirectly, (i) recruit, solicit or encourage any existing Clients of the Seller Group Subsidiaries to terminate or reduce the scope of his, her or its relationship with the Seller Group Subsidiaries or (ii) solicit, encourage or attempt to solicit or encourage Employees, agents, representatives or consultants of the Seller Group Subsidiaries to terminate his, her, or its relationship with Seller Group Subsidiaries or the Buyer Parties or to become employees, agents, representatives or consultants of any other Persons; provided, that, nothing herein shall prohibit the Seller or its Affiliates from owning securities of corporations which are active competitors of the Buyer or the Buyer’s Subsidiary and which are listed on a securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 1% of the outstanding shares of such a corporation. The parties expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this Section 6.6, and that any such breach will result in immediate, substantial irreparable injury to the Buyer Parties for which it will have no adequate remedy at law. The Buyer Parties shall be entitled to, without the posting of a bond, an injunction issued by a court of competent jurisdiction enjoining and restraining the breaching Person from continuing such breach. If any court construes any of the restrictive covenants contained in this Section 6.6, or any part hereof, to be unenforceable, because of the duration of this Section 6.6 or the area covered hereby or otherwise, such court shall have the power to revise the duration or area or other portion of this Section 6.6 and, in this revised form, this Section 6.6 shall then be enforceable and shall be enforced. Rights and remedies provided for in this section are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable Law.
          6.7 Confidentiality.
               6.7.1 Seller.
                    (i) The Seller will, and will procure that Evocomm will, hold, and will use its commercially reasonable efforts to cause its representatives to hold, in confidence, unless requested or compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the Buyer Parties and, following the Closing, the Seller Group Subsidiaries and the Business, except to the extent that such Confidential Information can be shown to have been (A) previously known on a nonconfidential basis by the Seller; (B) in the public domain through no fault of the Seller; (C) independently developed by the Seller without reliance on such Confidential Information; or (D) received from a third party without breach of any duty of confidentiality by such third party; provided, that any disclosure by the Seller of Confidential Information concerning the Seller Group Subsidiaries or the Business after the Closing may not be excused on the basis of clauses (A) or (C) of this Section 6.7.1(i).
                    (ii) In the event the Seller or Evocomm is requested or required by judicial or administrative process or by other requirements of Law to disclose the Confidential Information, the Seller shall, and shall procure that Evocomm shall, before making such disclosure, give prompt notice thereof to the Buyer Parties and, to the extent reasonably practicable, provide such reasonable cooperation and assistance as the Buyer Parties may reasonably request (at the Buyer Parties’ expense) to obtain an appropriate protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the Seller shall, and shall procure that Evocomm shall, furnish only that portion of the Confidential Information which they are advised by counsel is legally required to be furnished.
                    (iii) The obligation of the Seller and Evocomm to hold the Confidential Information shall be satisfied if they exercise the same care with respect to such Confidential Information as they would take to preserve the confidentiality of their own similar information, but in no event less than a reasonable degree of care.
                    (iv) If this Agreement is terminated, the Seller will, and will procure that Evocomm will, use their best efforts to cause the Seller’s and Evocomm’s representatives to, destroy or deliver to the Buyer Parties, upon request, all documents and other materials, and all copies thereof, obtained by the Seller, Evocomm or their Affiliates, or on their behalf from the Buyer Parties in connection with this Agreement that are subject to such confidence.
                    (v) The obligations of the Seller and Evocomm under this Section 6.7.1 shall continue for a period of three (3) years following the date of disclosure of the Confidential Information.
               6.7.2 Buyer Parties.
                    (i) The Buyer Parties will hold, and will use their commercially reasonable efforts to cause their respective representatives to hold in confidence, unless requested or compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the Seller Group Subsidiaries, except to the extent that such Confidential Information can be shown to have been (A) previously known on a nonconfidential basis by the Buyer Parties; (B) in the public domain through no fault of the Buyer Parties; (C) independently developed by the Buyer Parties without reliance on such Confidential Information; or (D) received from a third party without breach of any duty of confidentiality by such third party; provided, that the Buyer Parties may disclose such Confidential Information to their respective representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the Buyer Parties of the confidential nature of such Confidential Information and are directed by the Buyer Parties to treat such Confidential Information confidentially.
                    (ii) In the event the Buyer Parties are requested or required by judicial or administrative process or by other requirements of Law to disclose the Confidential Information, the Buyer Parties shall, before making such disclosure, give prompt notice thereof to the Seller and, to the extent reasonably practicable, provide such reasonable cooperation and assistance as the Seller may reasonably request (at the Seller’s expense) to obtain an appropriate protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the Buyer Parties shall furnish only that portion of the Confidential Information which they are advised by counsel is legally required to be furnished.
                    (iii) The obligation of the Buyer Parties to hold the Confidential Information shall be satisfied if they exercise the same care with respect to such Confidential Information as they would take to preserve the confidentiality of their own similar information, but in no event less than a reasonable degree of care.
                    (iv) If this Agreement is terminated, the Buyer Parties will, and will use their best efforts to cause their respective representatives to, destroy or deliver to the Seller, upon request, all documents and other materials, and all copies thereof, obtained by the Buyer Parties or their respective Affiliates, or on their behalf from the Seller in connection with this Agreement that are subject to such confidence.
                    (v) The obligations of the Buyer under this Section 6.7.2 shall continue for a period of three (3) years following the date of disclosure of the Confidential Information. In the event that the transactions contemplated by this Agreement are consummated, the Buyer Parties’ obligations pursuant to this Section 6.7.2 shall immediately terminate with respect to the Confidential Information of the Seller Group Subsidiaries.
          6.8 Mutual Cooperation. Until the fifth anniversary of the Closing Date the Seller, on the one hand, and the Buyer, on the other hand, will use their commercially reasonable efforts to provide to the other party (the “Requesting Party”) such records and information and to make available to the Requesting Party such employees, in each case as may be reasonably requested in writing by the Requesting Party, for the purpose of assisting the Requesting Party in responding to governmental inquiries, making required governmental filings or defending or prosecuting any action or other proceeding involving any Person other than the party providing such information or records or making available such employees (the “Providing Party”); provided, however, that no Providing Party shall be required to (i) incur any out-of-pocket expenses, (ii) provide information, records or Employees under circumstances which the Providing Party believes in its sole reasonable determination may expose it to liability to any Person or may prejudice any interest, commercial, legal or otherwise, of the Providing Party or (iii) take any action that in the Providing Party’s sole reasonable determination unreasonably interferes with its business.
          6.9 Acquisition Proposals. From and after the date of this Agreement until the earlier of (a) the termination of this Agreement in accordance with Section 10.1 or (b) the Closing Date, the Seller and its respective Affiliates, shareholders, directors, officers, employees, consultants, agents and representatives shall not, directly or indirectly, solicit or initiate proposals from or provide any confidential information to or engage in negotiations with any Person (other than Buyer Parties or their representatives) regarding the sale of any or all of the assets, shares or Business of the Seller Group Subsidiaries. The Seller shall, and shall cause its respective Affiliates, shareholders, directors, officers, employees, consultants, agents and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall promptly notify the Buyer if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought with, the Seller with respect to the foregoing.
          6.10 IP Assignment Agreements. Prior to the Closing Date, all officers, Employees and contractors of the Seller Group Subsidiaries who have created Intellectual Property that are listed on Schedule 6.10 (the “IP Assignors”), will execute an agreement (each, an “IP Assignment Agreement”) under which all rights, title and ownership in and to such Intellectual Property will be assigned to the Seller Group Subsidiaries.
ARTICLE VII
TAX MATTERS
          7.1 The Seller shall indemnify the Buyer Parties for all Taxes of the Seller Group Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (collectively, the “Pre-Closing Tax Period”). In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any sales taxes or Taxes based on or measured by income or receipts of the Seller Group Subsidiaries shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of other Taxes of the Seller Group Subsidiaries for the portion of any Straddle Period that is included in the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
          7.2 The Seller shall prepare and file or cause to be prepared and filed the Tax Returns of the Seller Group Subsidiaries for all taxable periods ending on or before the Closing Date and cause any amount of Taxes due on such Tax Returns to be paid in a timely manner. The Buyer Parties shall have the right to review and comment on such Tax Returns and the Seller shall submit a copy of any such Tax Return to the Buyer Parties not less than fifteen (15) days before the date on which such Tax Return is due to be filed (including valid extensions of time to file). The Buyer Parties shall have five (5)

days in which to convey its comments to the Seller. Failure of Buyer Parties to convey comments in a timely manner shall not deprive the Buyer Parties of any rights that it may have under this Agreement or applicable Laws. The parties shall endeavor in good faith to resolve any differences that they may have regarding such Tax Returns. The Buyer Parties shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Seller Group Subsidiaries that are not described in the preceding sentences of this Section 7.2. The Seller on one hand, or the Buyer Parties, on the other hand, as the case may be, shall pay the other for the Taxes for which the Seller or the Buyer Parties, respectively, are liable pursuant to this Article VII but which are payable with any Tax Return to be filed by the Seller, on the one hand, and the Buyer Parties, on the other hand, pursuant to this Section 7.2 upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by the Seller, on the one hand, and the Buyer Parties, on the other hand, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes.
          7.3 After the Closing Date, the Seller and the Buyer Parties shall cooperate in good faith with respect to matters relating to Taxes, including (i) assisting each other party in preparing, signing or filing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.2, (ii) cooperating fully in preparing for or resolving any Tax audit or dispute with any Governmental Body regarding any Tax Return of any of the Seller Group Subsidiaries and (iii) making available to each other party, as reasonably requested, information, records, and documents relating to Taxes of the Seller Group Subsidiaries.
ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING
          8.1 Conditions to the Obligations of All Parties. The obligations of the parties to consummate the Closing are subject to the satisfaction of the following condition: no provision of any applicable Law or regulation, and no judgment, injunction, order or decree, shall prohibit the consummation of the Closing, and there shall not be pending any proceeding brought by any Person to enjoin or otherwise restrict the consummation of the Closing.
          8.2 Conditions to Obligation of the Buyer. The obligation of the Buyer Parties to consummate the Closing is subject to the satisfaction of the following further conditions:
               8.2.1 The representations and warranties of the Seller contained in this Agreement and in the Related Documents shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) at and as of the date hereof and as of the Closing Date, as if made at and as of such date, and the Buyer shall have received a certificate signed by a senior executive officer of the Seller to the foregoing effect.
               8.2.2 The Seller shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement and in the Related Documents to be performed or complied with by it at or prior to the Closing Date, and the Buyer shall have received a certificate signed by a senior executive officer of the Seller to the foregoing effect.
               8.2.3 The Buyer shall have received duly executed originals of each of the Related Documents from the Seller to the extent required to be so executed and delivered at or prior to the Closing, including but not limited to the Evocomm Asset Purchase Agreement and Employment Agreements which shall be in full force and effect as of the Closing.

               8.2.4 The Buyer shall have received all documents it may reasonably request relating to the existence of the Seller Group Subsidiaries and the authority of the Seller to enter into this Agreement and the Related Documents, all in form and substance reasonably satisfactory to the Buyer, including, without limitation, (i) a copy of the certificate of incorporation of the Seller certified as of a recent date by the commercial registry of Gibraltar, (ii) a copy of the Seller’s memorandum of articles of association as in effect on the Closing Date, (iii) a copy of resolutions duly adopted by the Board of Directors of the Seller and by the requisite vote or consent of the Seller’s shareholders authorizing this Agreement and the Related Documents and the transactions contemplated hereby and thereby, (iv) a certificate of the Secretary of the Seller certifying as to signatures of the officer(s) executing this Agreement and each relevant Related Document, together with evidence of the incumbency of such Secretary, (v) a recent good standing certificate regarding the Seller from the commercial registry of Gibraltar and in each other jurisdiction in which it is qualified or registered to do business, and (vi) a recent good standing certificate regarding each of the Seller Group Subsidiaries from the applicable commercial registry in each jurisdiction in which the Seller Group Subsidiaries are qualified or registered to do business.
               8.2.5 The Seller shall have delivered to the Buyer documents satisfactory to the Buyer to evidence the release of all Liens on any portion of the Acquired Interests.
               8.2.6 There shall not have occurred any Material Adverse Effect with respect to any Seller Group Subsidiary during the period from the date hereof to the Closing Date.
               8.2.7 Such signatories of the Buyer Parties shall have been added to, and such signatories of the Seller Group Subsidiaries shall have been deleted from, those bank accounts set forth on Schedule 4.26, as the Buyer shall identify to the Seller prior to Closing.
               8.2.8 The Seller shall have received any and all Required Consents.
               8.2.9 The Seller shall have delivered to the Buyer no later than the Closing the consent of Inmarsat plc, together with those certain Clients of the Business as identified on Schedule 8.2.9, to the consummation of the transactions contemplated by this Agreement.
               8.2.10 The Seller shall have delivered to the Buyer a general release with regard to any obligation owing by the Seller Group Subsidiaries to the Seller or any of its Affiliates at or prior to the Closing Date. Such general release shall be in the form attached as Exhibit E hereto.
               8.2.11 The Seller shall have delivered to the Buyer (i) the shareholders’ register of C2C in which the transfer of the C2C Sale Shares is to be recorded by the Notary and (ii) a copy of the deed by which the Seller acquired the C2C Sale Shares.
               8.2.12 The Notary shall have confirmed to the Buyer that she has received the Initial Purchase Price into the Notarial Third Party Account and that it is available to her.
               8.2.13 The Seller shall have delivered to the Buyer Parties such other documents or instruments as the Buyer Party may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement and the Related Documents.
          8.3 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

               8.3.1 The representations and warranties of the Buyer Parties contained in this Agreement and in the Related Documents shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) at and as of the date hereof and as of the Closing Date, as if made at and as of such date, and the Seller shall have received a certificate signed by a senior executive officer of the Buyer to the foregoing effect.
               8.3.2 The Buyer Parties shall have performed in all material respects all of their obligations hereunder and under the Related Documents required to be performed by them at or prior to the Closing Date, and the Seller shall have received a certificate signed by a senior executive officer of the Buyer to the foregoing effect.
               8.3.3 The Seller shall have received duly executed originals of each of the Related Documents from the Buyer Parties, to the extent required to be so executed and delivered at or prior to the Closing.
               8.3.4 The Seller shall have received from the Buyer (i) copies of GHBV’s and GBVI’s charter documents as effective on the Closing Date and (ii) copies of resolutions duly adopted by the board of directors of the Buyer and the directors of each of GHBV and GBVI authorizing this Agreement and the Related Documents and the transactions contemplated hereby and thereby.
               8.3.5 The Buyer Parties shall have delivered to the Seller such other documents and instruments as the Seller may reasonably request and are reasonably required to consummate the transactions contemplated by this Agreement and the Related Documents.
ARTICLE IX
INDEMNIFICATION
          9.1 Survival. The representations and warranties of the parties contained herein or in any Related Document shall survive the execution and delivery of this Agreement and Closing.
          9.2 Indemnification by the Seller. The Seller shall indemnify the Buyer Parties and their Affiliates, stockholders, directors, officers, employees, consultants, agents and representatives, in their capacities as such, and the successors, heirs, personal representatives and Affiliates of any of them (collectively, “Buyer Indemnified Parties”) against and hold them harmless from any and all damage, claim, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) (collectively, “Loss”) incurred or suffered by any Buyer Indemnified Party arising out of or relating to (i) any inaccuracy in, or in breach of, any representation or warranty of the Seller contained herein or in any Related Document, (ii) any breach or nonfulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement or any Related Document, or (iii) Taxes relating to any Pre-Closing Tax Period.
          9.3 Indemnification by the Buyer Parties. To the extent the Seller is not required to indemnify the Buyer Parties pursuant to Section 9.2, the Buyer Parties shall jointly and severally indemnify the Seller and its respective Affiliates, stockholders, members, directors, officers, employees, consultants, agents and representatives, in their respective capacities as such, and the successors, heirs, personal representatives and Affiliates of any of them (collectively, “Seller Indemnified Parties”) against and hold them harmless from any and all Loss incurred or suffered by any Seller Indemnified Party arising out of or relating to (i) any inaccuracy in, or in breach of, any representation or warranty of the Buyer Parties contained herein or in any Related Document, or (ii) any breach or nonfulfillment of any covenant, agreement or obligation to be performed by the Buyer Parties pursuant to this Agreement or any Related Document.
          9.4 Indemnification; Notice and Settlements. A Person seeking indemnification pursuant to Sections 9.2 or 9.3 (an “Indemnified Party”) with respect to a claim, action or proceeding by a Person who is not a Buyer Indemnified Party or a Seller Indemnified Party shall give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder, provided that the failure to give such notice shall not affect the Indemnified Party’s rights to indemnification hereunder, unless such failure shall prejudice in any material respect the Indemnifying Party’s ability to defend such claim, action or proceeding. The Indemnifying Party shall have the right to assume the defense of any such claim, action or proceeding at its expense, provided that (i) in the reasonable judgment of the Indemnified Party, the Indemnifying Party has adequate resources to undertake such defense and satisfy any indemnifiable Loss arising from such claim, action or proceeding and (ii) the selection of counsel is approved by the Indemnified Party (which approval will not be unreasonably withheld or delayed). If the Indemnified Party so determines that the Indemnifying Party does not have adequate resources, or the Indemnifying Party shall elect not to assume the defense of any such action or proceeding, or fails to make such an election within twenty (20) days after it receives such notice pursuant to the first sentence of this Section 9.4, the Indemnified Party may assume such defense at the expense of the Indemnifying Party. The Indemnified Party shall have the right to participate in (but not control) the defense of an action or proceeding defended by the Indemnifying Party hereunder and to retain its own counsel in connection with such action or proceeding, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed in writing to the retention of such counsel or (ii) the named parties in any such action or proceeding (including impleaded parties) include the Indemnifying Party and the Indemnified Party, and representation of the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict, provided that, unless otherwise agreed by the Indemnifying Party, if the Indemnifying Party is obligated to pay the fees and expenses of such counsel, the Indemnifying Party shall be obligated to pay only the fees and expenses associated with one attorney or law firm, as applicable, for the Indemnified Party, as well as the fees and expenses associated with local counsel. An Indemnifying Party shall not be liable under Section 9.2 or 9.3 for any settlement effected without its written consent, which consent will not be unreasonably withheld or delayed, of any claim, action or proceeding in respect of which indemnity may be sought hereunder.
          9.5 Indemnification; Recovery; Setoff. The Buyer Indemnified Parties shall, in full and complete satisfaction of any claims for indemnification arising under this Article IX, be entitled to receive (i) first, from the Representations and Warranties Escrow Account (and delivered by the Representations and Warranties Escrow Agent), and (ii) second, from the Seller, such amount as is equal to the value of the Losses as to which the Buyer Indemnified Parties are entitled to indemnification, as determined pursuant to the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Buyer Indemnified Parties shall be entitled to setoff from any Earn Out Payments that may become payable to the Seller under this Agreement any and all amounts owing to the Buyer Indemnified Parties for any and all Losses suffered and incurred by such Buyer Indemnified Parties in respect of which indemnity may be sought hereunder or under any Related Document.
ARTICLE X
TERMINATION
          10.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                    (i) by mutual written agreement of the parties hereto;
                    (ii) by either the Seller or the Buyer if the Closing shall not have been consummated on or before March 30, 2010 (except that no such right of termination shall be available to a party whose own breach of warranty or covenant hereunder prevents consummation of the Closing on or before such date);
                    (iii) by either the Seller or the Buyer if consummation of the transactions contemplated hereby or by the Related Documents would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;
                    (iv) by the Seller if one of the Buyer Parties have breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or prior to ten (10) business days following delivery of written notice of such breach by the Seller to the Buyer; or
                    (v) by the Buyer Parties if the Seller has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or prior to ten (10) business days following delivery of written notice of such breach by the Buyer to the Seller.
          The party desiring to terminate this Agreement pursuant to clauses (ii), (iii), (iv) and (v) shall give written notice of such termination to the other parties hereto.
          10.2 Effect of Termination. Any termination of this Agreement pursuant to Section 10.1 shall be without liability of any party (or any Affiliate, stockholder, director, officer, employee, consultant, agent, or representative of such party) to the other parties to this Agreement; provided that if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s failure to fully comply with its obligations under this Agreement, the terminating party’s rights to pursue all legal remedies will survive such termination unimpaired. The provisions of Section 11.9 shall survive any termination hereof pursuant to Section 10.1.
ARTICLE XI
GENERAL PROVISIONS
          11.1 Notices. All notices and other communications given or made pursuant to this Agreement or any Related Document (unless specified to the contrary therein) shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, (ii) hand delivered, (iii) sent by facsimile transmission (with confirmation of transmission) or (iv) sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

11.1.1	if to the Buyer Parties:

c/o Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, New York 11788-3816
Attn: Chief Financial Officer
Facsimile Number:

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Richard H. Gilden, Esq.
Facsimile Number: (212) 715-8085

11.1.2	if to the Seller:

Carrier to Carrier Telecom Holdings Limited
3/1A Parliament Lane
Gibraltar
Attn: Chief Executive Officer
Facsimile Number: +350 200 60953

with a copy to (which shall not constitute notice):

Harry Tayler
Evosat (Pty) Ltd
5 Rosenhof Court, 20 Kloof Street
Cape Town 8001
Attn: harry.tayler@evosat.com
Facsimile Number: +27 21 422 0597
               Each notice or communication shall be deemed to have been given on the date received.
          11.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          11.3 Miscellaneous. This Agreement and the Related Documents (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Article IX hereof, is not intended to confer upon any other Person (including, without limitation, any directors, officers, employees, consultants or agents of the Seller Group Subsidiaries) and (iii) may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute a single agreement. Electronically transmitted signatures shall be valid as original.
          11.4 Governing Law; Choice of Jurisdiction. Any rights or remedies hereunder, together with any disputes hereunder shall be governed, including, without limitation, as to validity,

interpretation and effect, by the internal laws of the State of New York, U.S.A. without regard to principles of conflicts of laws. Each of the parties hereto acknowledges and agrees that no representation, inducement, promise, understanding, condition or warranty not set forth herein or in a Related Document has been made or relied upon by any party hereto. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any New York State court sitting in the County of Suffolk and to the jurisdiction of the United States District Court for the Eastern District of New York, in respect of any suit or proceeding related to or arising out of this Agreement or any Related Document. Each party hereto also hereby irrevocably waives any objection to the laying of the venue of any such suit or proceeding in any such court and further waives any claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum. In addition to any other form of service of process authorized by law, service of process in any suit or proceeding hereunder shall be sufficient if mailed to each party hereto at the address specified in Section 11.1, and such service shall constitute “personal service” for purposes of such suit or proceeding.
          11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except, in the case of the Buyer and/or Buyer Subsidiaries, to an entity that succeeds to all or a substantial part of the business or assets of the Buyer and/or Buyer Subsidiaries or in connection with a collateral assignment to lenders.
          11.6 Waiver; Amendment. No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by any party hereto at any time to require the other parties hereto to perform strictly in accordance with the terms hereof shall preclude any party from requiring performance by the other parties hereto at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any manner, except by a written instrument signed by each of the parties hereto.
          11.7 Fees and Expenses. Except as otherwise expressly set forth herein or, with respect to a Related Document, in such Related Document, all fees, costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, the Related Documents and the performance of the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs or expenses.
          11.8 Notary. The Parties acknowledge that the Notary executing the C2C Transfer Deed is allied with DLA Piper Nederland N.V., the Buyer’s counsel in connection with the transaction contemplated under this Agreement. With reference to the Rules of Professional Conduct (“Verordening beroeps- en gedragsregels”) of the Royal Professional Organisation of Civil Law Notaries (“Koninklijke Notariële Beroepsorganisatie”) the Seller and the Buyer Parties hereby agree that:
               11.8.1 DLA Piper Nederland N.V. acts as counsel to the Buyer Parties in connection with, or acts as counsel for or on behalf of the Buyer Parties in the event of any dispute relating to the C2C Transfer Deed and this Agreement or any Related Document; and
               11.8.2 the Notary executes the C2C Transfer Deed even though such notary works at DLA Piper Nederland N.V. as a civil law notary.
          11.9 Excluded Damages. Notwithstanding anything contained herein to the contrary, no party hereunder shall be liable to the other under the terms of this Agreement for any consequential, incidental, indirect, exemplary, enhanced, punitive or special damages suffered by such party.

          11.10 Independent Legal Counsel. The Seller represents and warrants on behalf of itself and Evocomm that by virtue of the Seller’s and Evocomm’s business and financial experience, the Seller and Evocomm have such knowledge and experience in financial and business matters that they have been able to fully evaluate and understand the merits, risks and consequences of the transaction contemplated by this Agreement and the Related Documents and the terms and conditions set forth herein and therein, and have been afforded the opportunity to seek independent legal, tax and other professional advice in connection with this Agreement and the Related Documents.
          11.11 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
          11.12 Specific Performance. The Seller acknowledges and agrees that any breach of Articles VI or VII of this Agreement by the Seller would cause irreparable damage to the Buyer Parties and that the Buyer Parties will not have an adequate remedy at law. Therefore, the obligations of the Seller under Articles VI and VII of this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which the Buyer Parties may have under this Agreement or otherwise.
          11.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CARRIER TO CARRIER TELECOM HOLDINGS LIMITED

By:	/s/ P.J. Bullock
	Name:	Paula Bullock
	Title:	Authorized Signatory

GLOBECOMM SYSTEMS INC.

By:	/s/ Keith A. Hall
	Name:	Keith A. Hall
	Title:	President and Chief Operating Officer

GLOBECOMM HOLDINGS B.V.

By:	/s/ Keith A. Hall
	Name:	Keith A. Hall
	Title:	Jointly Authorized Director A

By:	/s/ Hans Wallage
	Name:	Hans Wallage
	Title:	Jointly Authorized Director B

GLOBECOMM (BVI) LTD

By:	/s/ Keith A. Hall
	Name:	Keith A. Hall
	Title:	Director